UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.

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Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. to be held on Thursday, June 14, 2018 at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, 30th Floor, New York, New York 10019.
The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked (i) to elect eleven directors to serve on our Board of Directors for the ensuing year, (ii) for an advisory and non-binding vote on the compensation of our named executive officers and (iii) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019. At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.
We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.
Thank you for your cooperation.
Very truly yours,
MORRIS GOLDFARB
Chief Executive Officer
May 11, 2018

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
and
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

June 14, 2018
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of G-III Apparel Group, Ltd. will be held on Thursday, June 14, 2018 at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, 30th Floor, New York, New York 10019, for the following purposes:
1.
To elect eleven directors to serve on our Board of Directors for the ensuing year.

2.
To hold an advisory and non-binding vote on the compensation of our named executive officers.

3.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019.

4.
To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 23, 2018 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote their shares in person.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 14, 2018
The Proxy Statement and our 2017 Annual Report to Stockholders are available in the “Investor Relations” section of our website at http://www.giii.com.
By Order of the Board of Directors
WAYNE S. MILLER
Secretary
New York, New York
May 11, 2018

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

PROXY STATEMENT
GENERAL INFORMATION
General
This Proxy Statement (first mailed to stockholders on or about May 11, 2018) is furnished to the holders of common stock, par value $0.01 per share (“Common Stock”), of G-III Apparel Group, Ltd. (“G-III”) in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, June 14, 2018, at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, 30th Floor, New York, New York 10019.
It is proposed that, at the Annual Meeting, we (i) elect eleven directors to serve on our Board of Directors for the ensuing year, (ii) hold an advisory and non-binding vote on the compensation of our named executive officers and (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019.
Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.
Revocability and Voting of Proxy
A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.
Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no instructions are given, the proxies intend to vote the shares represented thereby “for” the election of each of the eleven nominees for director as shown on the form of proxy, “for” approval of the compensation of our named executive officers, and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019, and in accordance with their best judgment on any other matters which may properly come before the meeting.
Record Date and Voting Rights
On April 23, 2018, there were 49,153,009 shares of Common Stock outstanding (excluding shares held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 23, 2018 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

A “broker non-vote” occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. Under current New York Stock Exchange rules, brokers have discretionary voting power with respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019, but will not be authorized to vote with respect to the (i) election of our eleven nominees for director or (ii) advisory vote on the compensation of our named executive officers, unless you provide voting instructions to your broker.
The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The eleven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors; provided, however, that pursuant to our Director Selection and Qualification Standards and Resignation Policy, any nominee for director in this uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee and the Board of Directors will consider the resignation and determine whether or not to accept the resignation. See “Corporate Governance — Additional Corporate Governance Policies — Director Selection and Qualification Standards and Resignation Policy” for a more complete description of the application of this Policy.
The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to decide the other matters to be voted on at the Annual Meeting.
You may vote “FOR” or “VOTE WITHHELD” with respect to each or all of the director nominees. If you elect not to vote on the election of directors, this will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “VOTE WITHHELD” votes are counted.
You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to approve, on an advisory basis, the compensation of our named executive officers and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If you elect to abstain from voting on either of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.
If you sign and return your accompanying proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board and in accordance with the discretion of the persons named on the accompanying proxy card with respect to any other matters to be voted upon at the Annual Meeting. If you are a beneficial holder and do not return a voting instruction form, your broker may not vote on any of the matters to be presented at the Annual Meeting.
Stock Split
On April 1, 2015, our Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend effective for stockholders of record on April 20, 2015 that was distributed on May 1, 2015. All share and per share amounts in this Proxy Statement for periods prior to May 1, 2015 have been retroactively adjusted to reflect this stock split.

PROXY SUMMARY
About G-III
Continued Efforts to Drive Sustained Long-Term Value for Stockholders
Under the leadership of Morris Goldfarb and a seasoned executive team with a long track record of working together and delivering strong returns to stockholders, we have evolved from a small leather apparel manufacturer to the diversified apparel company we are today. G-III has a substantial portfolio of over 40 licensed and proprietary brands, anchored by five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld. We are not only licensees, but also brand owners, and we distribute our products through multiple channels of distribution including brick and mortar and online channels. These brands are complementary, and we expect continued growth from our largest brand, Calvin Klein, as well as more significant growth from our newer brands including DKNY, Donna Karan, Tommy Hilfiger and Karl Lagerfeld. With the brands we operate under today, our target is to achieve $5 billion in annual sales.
We closed our fiscal year with record-breaking fourth quarter sales and net income that was higher than last year and ahead of our plan. Our performance and the momentum we are carrying into the year in front of us reflects continued growth across our wide portfolio of brands. A few highlights of our performance for the full fiscal 2018 year:
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Our net sales increased by 18%, which brought net sales to $2.81 billion from $2.39 billion in the prior year.

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We increased our operating income by 65% to $154.0 million from $93.5 million in the prior year.

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Net income increased to $62.1 million, or $1.25 per diluted share, from $51.9 million, or $1.10 per diluted share, in the prior year.

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Net income reported was after the effect of  (i) professional fees and transitional expenses in connection with the acquisition of Donna Karan International of  $2.0 million this year and $11.7 million last year, (ii) non-cash imputed interest expense of  $5.7 million this year and $1.0 million last year, (iii) asset impairment charges primarily related to certain of our retail stores of  $7.9 million this year and $10.5 million last year and (iv) income tax charges of  $7.5 million this year related to the enactment of the Tax Cuts and Jobs Act. These expenses and charges equaled an aggregate of  $0.35 per diluted share this year and $0.32 per diluted share last year.

In fiscal 2018, G-III continued its efforts to drive growth. We are focused on the following four strategic initiatives, which we believe are critical to our long-term success:
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Owning brands:   We now own a portfolio of proprietary brands, including DKNY, Donna Karan, Vilebrequin, G.H. Bass and Andrew Marc. Owning our own brands is advantageous to us for several reasons:

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We can realize significantly higher operating margins because we are not required to pay licensing fees on sales by us of our proprietary products and can also generate licensing revenues (which have no related cost of goods sold) for classes of products not manufactured by us.

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There are no channel restrictions, permitting us to market our products internationally, and to utilize a variety of different distribution channels, including online and off-price channels.

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We are able to license our proprietary brands in new categories and geographies to best of breed licensees.

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We are able to build equity in these brands to benefit the long-term interests of our stockholders.

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Expanding our reach:   We continue to expand our reach to access additional markets worldwide. For example, we believe that the international sales and profit opportunity is quite significant for our DKNY and Donna Karan businesses.

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Increasing online business opportunities:   We are continuing to make changes to our business to address the additional challenges and opportunities created by the evolving role of the online marketplace in the retail sector and expect to increase the sale of our products in an omni-channel environment. We believe that consumers are increasingly engaging with brands through online channels, and that this trend will only grow in the coming years. The five power brands that serve as the anchor of our business position us to be the direct beneficiaries of this trend, whether by continuing to leverage our partnerships with the online businesses operated by our licensors and major retailers to facilitate customer engagement or by building out our own online capabilities.

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Streamlining our retail business:   We are also focusing on turning around our own retail business by terminating or renegotiating long-term leases as they come up for renewal, implementing cost-cutting initiatives, revising our merchandising strategies and repurposing certain stores for our Karl Lagerfeld or DKNY brands.

The acquisition of Donna Karan International (“DKI”) serves as a pillar of our strategic efforts, adding two proprietary power brands to our growing portfolio and the ability to expand our footprint globally, while enabling us to compete more effectively in omni-channel retail. We believe that DKNY and Donna Karan are two of the most iconic and recognizable power brands and that we are well positioned to unlock their potential, resulting in a much bigger opportunity than their previous management had realized. We plan to leverage our demonstrated ability to drive organic growth and develop talent throughout our company to maximize the potential of the DKNY and Donna Karan brands.
We focused our efforts in fiscal 2018 on restructuring and repositioning the DKNY and Donna Karan brands, a strategy which began paying off in the second half of fiscal 2018. During fiscal 2018, we re-launched the DKNY apparel line and entered into an agreement with Macy’s, which now serves as the exclusive U.S. department store for sales of DKNY women’s apparel and accessories. We also re-launched Donna Karan as an aspirational luxury brand that is priced above DKNY and targeted to fine department stores globally. Our strategy is for DKNY and Donna Karan to be more accessible brands, both designed and priced to reach a wider range of customers. We believe there is untapped global licensing potential for these brands and intend to grow royalty streams in the Donna Karan and DKNY businesses through expansion of additional categories with existing licensees, as well as new categories with new licensees.
We believe that our strategic partnership with Macy’s is a good example of how this acquisition will leverage our strengths going forward, as we have designed a new collection, and are designing shops-in-shops to sit within the broader Macy’s footprint. During fiscal 2018, we also entered into a joint venture to produce and market women’s and men’s apparel and accessories under a long-term license for DKNY and Donna Karan in the People’s Republic of China, including Macau, Hong Kong and Taiwan. The operators of the joint venture were formerly executives of Tommy Hilfiger and were instrumental in the expansion of the Tommy Hilfiger brand in China. Since January 1, 2018, this joint venture has been the exclusive seller of women’s and men’s apparel, handbags, luggage and certain accessories under the DKNY and Donna Karan brands in the territory.
The acquisition of DKI in fiscal 2017 was not our only recent important strategic initiative. We also have continued to expand our partnership with the Karl Lagerfeld brand as we now design, source and produce women’s sportswear, dresses, suits, outerwear, handbag and shoe offerings. We also continue to expand our licensing relationship with Tommy Hilfiger which now includes women’s apparel consisting of sportswear, suit separates, performance and denim in the United States and Canada. This expansion has complemented our existing Tommy Hilfiger licenses for dresses, men’s and women’s outerwear and luggage.
Our Competitive Advantage
We believe that retailers today are seeking resources with the size and power to partner effectively on all aspects of the supply chain, from design, sourcing and quality control to logistics and warehousing. We believe that G-III is a partner of choice in these endeavors, and that we are able to capitalize on the following competitive strengths to expand our position as an all-season diversified apparel company:
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Broad portfolio of recognized brands:   In an environment of rapidly changing consumer fashion trends, we benefit from a balanced mix of over 40 licensed and proprietary brands, anchored by five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl

Lagerfeld. We believe we are a licensee of choice for well-known brands, as demonstrated by our partnerships with such brands as Calvin Klein, Tommy Hilfiger, Karl Lagerfeld, Levi’s, Dockers, Kenneth Cole, Cole Haan and Guess?. Through our team sports business, we have licenses with the four major professional sports leagues in the U.S. and over 150 U.S. colleges and universities. In addition to our licensed brands, we own a number of proprietary brands, including DKNY, Donna Karan, Vilebrequin, G.H. Bass, Eliza J, Jessica Howard, Andrew Marc and Marc New York. Our experience in developing and acquiring licensed and proprietary brands, as well as our reputation for producing high quality, well-designed apparel, has led major department stores and retailers to select us as a designer and manufacturer for their own private label programs.
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Diversified distribution base:   We market our products at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers. Our strong relationships with retailers have been established through many years of personal customer service and adherence to meeting or exceeding retailer expectations. In addition to selling our products through a diverse range of other retailers, we also have our own retail channel. We recognize that the retail landscape continues to evolve, and we are changing our retail strategy to regain profitability in this segment going forward. We are in the process of executing a turn-around of this segment of our business, including the termination and renegotiation of long-term leases as they come up for renewal, overall cost cutting, improved merchandising strategies and re-purposing certain stores for our Karl Lagerfeld Paris or DKNY brands. In addition, we continue to make changes to our business to address the additional challenges and opportunities created by the evolving role of the online marketplace in the retail sector and expect to expand the sale of our products in an omni-channel environment.

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Superior design, sourcing and quality control:   Our in-house design and merchandising teams design substantially all of our licensed, proprietary and private label products. We believe we have developed a significant customer following and positive reputation in the industry as a result of our design capabilities, sourcing expertise, on-time delivery and high standards of quality control.

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Leadership position in the wholesale business:   As one of the largest wholesalers of outerwear, dresses and sportswear, we are widely recognized within the apparel industry for our high-quality and well-designed products. Our expertise and reputation in designing, manufacturing and marketing apparel have enabled us to build strong customer relationships and to become one of the leading dress and sportswear suppliers in the United States over the past several years. We have also expanded into women’s performance wear and other apparel categories, as well as to non-apparel categories such as handbags, footwear, small leather goods, cold weather accessories and luggage.

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Significant growth:   Our annual net sales have doubled in the past five years from $1.40 billion in our fiscal year ended January 31, 2013 to $2.81 billion in our fiscal year ended January 31, 2018. Continued net sales growth is expected to be supported by our DKNY/Donna Karan business, the continued growth of our Calvin Klein business, the addition of the license agreements for Tommy Hilfiger womenswear and women’s dresses and for Karl Lagerfeld women’s apparel, women’s handbags and men’s outerwear and the expansion and diversification of our product categories and channels of distribution.

Our Management Team Has a Successful Track Record of Delivering Stockholder Value
We believe that our success today is largely attributable to our current management team. Over the years, we have built an entrepreneurial culture, reinforced by our strong pay for performance compensation philosophy, which has empowered the management team to make decisions that have created significant value for our long-term stockholders. Our business is volatile and competitive, and we built a team that balances both short- and long-term strategies, and manages both for the benefit of our stockholders.
Ours is a business based on long-term relationships, and the Board believes that our ability to manage these relationships is critical to our long-term success, especially since both our suppliers and our customers can also serve as our competitors. Our current management team, under the leadership of Morris Goldfarb, our Chairman and Chief Executive Officer, has been working together for over a decade. Our ability to minimize turnover, particularly within our senior ranks, has provided our company with continuity and a long-term perspective, and the Board believes that this serves as a critical competitive advantage for us.
While Mr. Goldfarb has historically been the driver of our relationships with customers and suppliers, and retains this role to this day, we continue to execute on a succession planning strategy, which, among other things, focuses on the development and management of these relationships by other members of our senior leadership team. The Board recognizes that this is an important point of inflection for us and that Mr. Goldfarb, with his proven track-record as a successful visionary, significant industry experience and extensive personal connections in a business that is fundamentally a relationship business, is uniquely positioned to lead G-III as we embark on this exciting phase of our development. For these reasons, while the Compensation Committee is aware that the structure of Mr. Goldfarb’s employment contract may not be customary in the current compensation and governance environment, it has chosen not to attempt a renegotiation of this agreement, except for two instances in the last few years when Mr. Goldfarb voluntarily agreed to revise the bonus provision in his contract. This employment contract has remained in place since our IPO in 1989 and, consistent with norms at the time, contains an evergreen feature that was added in 1999. However, as indicated, Mr. Goldfarb has voluntarily made modifications to the contract to address stockholder concerns and help to conform his employment contract more closely to current governance norms, despite the fact that these modifications have adversely affected him. For example, modifications voluntarily agreed to by Mr. Goldfarb resulted in a reduction of  $1.3 million in his fiscal 2018 annual incentive payment, further underscoring our commitment to aligning pay to performance.
Our Program is Responsive to Stockholder Feedback and Aligned with Best Practices
Our Compensation Committee has worked hard to ensure that our compensation and corporate governance programs support our short- and long-term strategic objectives, are responsive to concerns raised by our stockholders and are reflective of best practices.
We have been responsive to prior feedback from our stockholders and stockholder advisory firms.
Where possible, we have modified the design of our executive compensation program in order to conform it to broadly accepted best practices and have it be responsive to the views of our stockholders. Today our program:
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Is strongly aligned with corporate performance. The substantial majority of the total compensation opportunity for our executive officers is incentive-based and can be earned only upon the achievement of corporate and, for certain of our Named Executive Officers, individual performance objectives. Incentive-based compensation (annual bonus incentive and long-term equity incentive) constituted 85.8% of the compensation paid to Morris Goldfarb and 88.8% of the compensation paid to Sammy Aaron with respect to the fiscal year ended January 31, 2018;

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Incorporates pre-tax income performance thresholds which must be met prior to payment of an annual cash incentive award to Morris Goldfarb and Sammy Aaron and includes an annual cap on the amounts which they can earn pursuant to their annual incentive awards. In fiscal 2018, this annual cap reduced Mr. Goldfarb’s annual incentive award by $1.3 million and Mr. Aaron’s annual incentive award by $830,000; and

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Requires achievement of two performance metrics in order to earn our performance-based long-term equity incentive awards.

We also have in place a number of corporate governance programs that demonstrate our commitment to our stockholders:
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An Executive Incentive Compensation Recoupment Policy, or “clawback policy,” for executive officers;

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An Anti-Hedging and Anti-Pledging Policy;

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Stock Ownership Guidelines for executive officers and directors;

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An explicit prohibition of repricing options and SARs; and

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A Director Selection and Qualification Standards and Resignation Policy.

Our Pay Program is Aligned with Stockholder Performance
Our compensation program is designed to ensure that the interests of our executive officers are aligned with those of our stockholders and, accordingly, the substantial majority of compensation paid to our executive officers each year is based solely on the achievement of performance, which we believe enhances the value of our stock. Our compensation program is designed to enhance stockholder value in the following ways:
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The substantial majority of compensation paid to our executives is variable and aligned with the short- and long-term performance of G-III;

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Our annual incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions which are responsive to ever-changing market conditions, a hallmark of our business;

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Our long-term incentive program aligns the interests of our executive officers with those of our stockholders through the use of performance-based restricted stock units that are earned only upon the achievement of two performance metrics and satisfaction of time-based vesting conditions; and

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We offer a competitive compensation program, which enables us to attract and retain highly qualified managerial and executive talent necessary to achieve our objectives.

Over the last 5 years, we have delivered significant returns to our stockholders.
Our long-term performance continues to be very strong. Over the past five years, our stock price has increased 108%, far outpacing the 88% increase in the S&P 500 and the 54% increase in the S&P Textiles, Apparel & Luxury Goods Industry Index during that period.
We have outperformed our peers over the past 15 years.
Under the leadership of Morris Goldfarb, our Chairman and Chief Executive Officer, and a dedicated team of other executive officers, G-III has delivered consistently better than market performance over the past 1, 5, 10 and 15 year periods in total stockholder return, growth in revenues, net income and market capitalization, demonstrating both our long-term orientation as well as our commitment to delivering top tier long-term results to stockholders.

TSR & Select Growth Measures - 1, 5, 10 & 15 Years
G-III vs. Pay & Practice Peers*
TSR as of 1/31/2018
Revenue Growth
Net Income Growth
Mkt Cap Growth
Percentile Rank
100th
90th
80th
70th
60th
50th
40th
30th
20th
10th
0th
75th Percentile
G-III vs. Pay & Practice Peers*
1 Yr.
5 Yr.
10 Yr.
15 Yr.

*
Pay peers include: Carter’s Inc.; Columbia Sportswear Co.; Deckers Outdoor Corp.; Fossil Group, Inc.; Lululemon Athletica, Inc.; Michael Kors Holdings Limited, Oxford Industries, Inc.; Skechers USA, Inc.; Steven Madden, Ltd.; Tapestry, Inc. (formerly, Coach, Inc. and Kate Spade & Co.); Under Armour, Inc.; and Wolverine World Wide, Inc. Practice Peers include: PVH Corp.; Ralph Lauren Corp.; and VF Corp.

Note: All financial numbers sourced from Capital IQ to ensure comparability with peers. In instances where a peer company’s historical data is not available, the peer company is excluded from the comparison.
Fiscal 2017 and fiscal 2018 have been transformative years for G-III.
Our business is oriented around the five global power brands that form the core of our portfolio. In addition to our long-term relationship with the Calvin Klein brand, the foundation for the growth of our other power brands, DKNY, Donna Karan, Tommy Hilfiger and Karl Lagerfeld Paris, was solidified during fiscal 2017 and fiscal 2018:
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DKNY/Donna Karan:   In December 2016, we acquired DKI, which owns DKNY and Donna Karan, two of the world’s most iconic and recognizable power brands. The acquisition of DKI fits directly into our strategy to diversify and expand our business and to increase our ownership of brands. We intend to focus on the expansion of the DKNY brand, while also re-establishing Donna Karan and other associated brands. We believe that we can also capitalize on significant, untapped global licensing potential in a number of men’s categories, as well as in home and jewelry. We plan to leverage our demonstrated ability to drive organic growth, identify and integrate acquisitions and develop talent throughout the organization to maximize the potential of the DKNY and Donna Karan brands.

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Subsequent Developments with Respect to DKNY/Donna Karan:   In March 2017, we entered into an agreement with Macy’s under which Macy’s serves, since February 2018, as the exclusive U.S. department store for sales of DKNY women’s apparel and accessories. Under the agreement, Macy’s has the exclusive rights to sell DKNY women’s apparel, including women’s sportswear, dresses, suit separates, women’s performance wear, denim, swimwear and outerwear, handbags and women’s shoes, as well as men’s swimwear and outerwear, and luggage in all Macy’s locations and on Macys.com. The agreement also plans for increased and enhanced DKNY shop-in-shops in many Macy’s stores. G-III and Macy’s are committed to making DKNY the premier fashion and lifestyle brand. In fiscal 2018, we re-launched Donna Karan as an aspirational luxury brand that is priced above DKNY and targeted to fine department stores located in the United States, such as Lord & Taylor, Dillard’s, Bloomingdales, Saks Fifth Avenue and Nordstrom, as well as fine department stores overseas, such as Harvey Nichols in the UK. In August 2017, we entered into a joint venture to produce and market women’s and men’s apparel and accessories pursuant to a long-term license for DKNY and Donna Karan in the People’s Republic of China, including Macau, Hong Kong and Taiwan. The operators of the joint venture were formerly executives of Tommy Hilfiger and were instrumental in the expansion of the Tommy Hilfiger brand in China. As of January 1, 2018, this joint venture was the exclusive seller of women’s and men’s apparel, handbags, luggage and certain accessories under the DKNY and Donna Karan brands in the territory.
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Tommy Hilfiger:   In February 2016, we expanded our relationship with Tommy Hilfiger through a license agreement for Tommy Hilfiger womenswear in the United States and Canada, which includes women’s sportswear, dresses, suit separates, performance and denim. These categories were in addition to our other Tommy Hilfiger licenses for men’s and women’s outerwear and luggage. We intend to leverage our market expertise to help build sales of Tommy Hilfiger women’s apparel.

•
Karl Lagerfeld:   In June 2015, we entered into a joint venture pursuant to which we acquired a 49% ownership interest in an entity that holds brand rights to the Karl Lagerfeld trademarks, including the Karl Lagerfeld Paris brand we currently use, for consumer products (with certain exceptions) and apparel in the United States, Canada and Mexico. We were also the first licensee of the joint venture, having been granted a license for women’s apparel, women’s handbags, women’s and men’s footwear and men’s apparel. In February 2016, we expanded our partnership with respect to the Karl Lagerfeld brand through the acquisition of a 19% minority interest in the parent company of the group that holds the worldwide rights to the Karl Lagerfeld brand. The business plan for this entity includes developing its wholesale business, expanding its outlet retail footprint and further developing out its online presence.

Based on the information in this “Proxy Summary,” as well as the more detailed information contained in “Compensation Discussion and Analysis,” our Board and our Compensation Committee strongly believe that our stockholders should vote “FOR” Proposal No. 2 — Advisory Vote on Compensation of our Named Executive Officers,” commonly known as the “say-on-pay” proposal.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
CERTAIN STOCKHOLDERS AND MANAGEMENT
The following table sets forth information as of March 3, 2018 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each director; (ii) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (iii) each executive officer named in the Fiscal 2018 Summary Compensation Table; and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. The percentage of ownership is based on 49,217,863 (excludes treasury shares) shares of Common Stock outstanding as of March 3, 2018 (except as otherwise noted in the footnotes). Unless otherwise indicated in the table below, each beneficial owner has an address in care of our principal executive offices at 512 Seventh Avenue, New York, New York 10018.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
Morris Goldfarb	4,108,020(1)	8.3%
Sammy Aaron	91,355(2)	*
Thomas J. Brosig	14,818(3)	*
Alan Feller	10,942(4)	*
Jeffrey Goldfarb	321,064(5)	*
Jeanette Nostra	16,677(6)	*
Laura Pomerantz	38,099(7)	*
Allen Sirkin	10,518(8)	*
Willem van Bokhorst	60,000(9)	*
Cheryl Vitali	18,698(10)	*
Richard White	58,797(11)	*
FMR LLC 245 Summer Street Boston, MA 02210	3,676,223(12)	7.5%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,351,724(13)	10.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,721,576(14)	7.6%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	4,089,018(15)	8.3%
LVMH Moet Hennessy Louis Vuitton Inc. 19 E. 57th Street New York, NY 10022	2,608,877(16)	5.3%
Wayne S. Miller	35,502(17)	*
Neal S. Nackman	28,438(18)	*
All directors and executive officers as a group (13 persons)	4,812,928(19)	9.8%

*
Less than one percent

(1)
Includes (i) 166,750 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the sole Manager; (ii) 92,802 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer; (iii) 882,600

shares of Common Stock owned jointly by Mr. Goldfarb and his wife, Arlene Goldfarb; (iv) 29,666 shares of Common Stock owned by Arlene Goldfarb; (v) 200,000 shares of Common Stock held by The Morris Goldfarb 2012 Delaware Trust (Mr. Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust); (vi) 200,000 shares of Common Stock held by The Arlene Goldfarb 2012 Delaware Trust (Arlene Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust). The shares listed in the table include 32,721 shares pursuant to restricted stock unit (“RSU”) awards, which will vest within 60 days of March 3, 2018. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive an aggregate of 172,904 shares pursuant to (“RSU”) awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting period. Mr. Goldfarb also has the right to receive an aggregate of 262,623 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of performance conditions and required time vesting periods.
(2)
The shares listed in the table include 20,451 shares pursuant to RSU awards, which will vest within 60 days of March 3, 2018. In addition to the shares listed in the table, Mr. Aaron has the right to receive an aggregate of 211,650 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Aaron also has the right to receive an aggregate of 202,017 shares pursuant to RSU awards, subject to the satisfaction of performance conditions and required time vesting periods.

(3)
Includes 3,600 shares of Common Stock, which may be acquired upon the exercise of options that have vested. In addition to the shares listed in the table, Mr. Brosig has the right to receive an aggregate of 6,667 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(4)
In addition to the shares listed in the table, Mr. Feller has the right to receive an aggregate of 6,667 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(5)
Includes (i) 27,583 shares of Common Stock held by Jeffrey and Stacey Goldfarb, Mr. Goldfarb’s wife, as joint tenants; (ii) 24,896 shares of Common Stock owned by the Amanda Julie Goldfarb Trust 2007 of which Mr. Goldfarb and his wife are co-trustees; and (iii) 2,200 shares of Common Stock owned by the Ryan Gabriel Goldfarb Trust 2009 of which Mr. Goldfarb and his wife are co-trustees. The shares listed in the table include 2,863 shares pursuant to RSU awards, which will vest within 60 days of March 3, 2018. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive an aggregate of 33,112 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Goldfarb also has the right to receive an aggregate of 67,338 shares pursuant to RSU awards, subject to the satisfaction of performance conditions and required time vesting periods.

(6)
In addition to the shares listed in the table, Ms. Nostra has the right to receive an aggregate of 7,985 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods.

(7)
Includes 18,000 shares of Common Stock, which may be acquired upon the exercise of options that have vested. In addition to the shares listed in the table, Ms. Pomerantz has the right to receive an aggregate of 6,667 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(8)
In addition to the shares listed in the table, Mr. Sirkin has the right to receive an aggregate of 7,467 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(9)
Includes 12,000 shares of Common Stock, which may be acquired upon the exercise of options that have vested. In addition to the shares listed in the table, Mr. van Bokhorst has the right to receive an aggregate of 6,667 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(10)
In addition to the shares listed in the table, Ms. Vitali has the right to receive an aggregate of 6,667 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(11)
Includes 9,600 shares of Common Stock, which may be acquired upon the exercise of options that have vested. In addition to the shares listed in the table, Mr. White has the right to receive an aggregate of 10,001 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(12)
Information is derived from the Schedule 13G/A filed by FMR LLC (“FMR”) and Abigail P. Johnson with the Securities and Exchange Commission on February 13, 2018. FMR is a parent holding company in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and has sole voting power with respect to 281,686 of such shares, and sole dispositive power with respect to 3,676,223 of such shares. Such filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR, certain of its subsidiaries and affiliates, and other companies.

(13)
Information is derived from the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on January 19, 2018. BlackRock is a parent holding company or control person in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and has sole voting power with respect to 5,262,486 of such shares and sole dispositive power with respect to 5,351,724 of such shares. According to such filing, such shares are beneficially owned by several Blackrock subsidiaries.

(14)
Information is derived from the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on February 9, 2018. Vanguard is an investment adviser in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and has sole voting power with respect to 47,380 of such shares, shared voting power with respect to 6,076 of such shares, sole dispositive power with respect to 3,671,555 of such shares and shared dispositive power with respect to 50,021 of such shares. According to such filing, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 43,945 shares or 0.08% of the Common Stock outstanding of G-III as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 9,511 shares or 0.01% of the Common Stock outstanding of G-III as a result of serving as investment manager of Australian investment offerings.

(15)
Information is derived from the Schedule 13G filed by Dimensional Fund Advisors LP (“DFA”) with the Securities and Exchange Commission on February 9, 2018. DFA is an investment advisor in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and has sole voting power with respect to 3,954,335 of such shares and sole dispositive power with respect to 4,089,018 of such shares. According to such filing, DFA is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported on this filing are owned by the Funds.

(16)
Information is derived from the Schedule 13G filed by LVMH Moet Hennessy Louis Vuitton Inc. (“LVMH”) with the Securities and Exchange Commission on December 12, 2016. LVMH is a parent holding company or control person in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and has sole dispositive power with respect to 2,608,877 of such shares and shared voting power with respect to 2,608,877 of such shares.

(17)
The shares listed in the table include 4,499 shares pursuant to RSU awards, which will vest within 60 days of March 3, 2018. In addition to the shares listed in the table, Mr. Miller has the right to receive an aggregate of 63,734 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Miller also has the right to receive an aggregate of 134,677 shares pursuant to RSU awards, subject to the satisfaction of performance conditions and required time vesting periods.

(18)
The shares listed in the table include 1,635 shares pursuant to RSU awards, which will vest within 60 days of March 3, 2018. In addition to the shares listed in the table, Mr. Nackman has the right to receive an aggregate of 14,242 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Nackman also has the right to receive an aggregate of 26,935 shares pursuant to RSU awards, subject to the satisfaction of performance conditions and required time vesting periods.

(19)
Includes 43,200 shares of Common Stock, which may be acquired within 60 days of March 3, 2018 upon the exercise of options. Includes 62,169 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of March 3, 2018. In addition to the shares listed in the table, all directors and officers as a group have the right to receive an aggregate of 554,430 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods, and 693,590 shares pursuant to RSU awards, subject to the satisfaction of performance conditions and required time vesting periods.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors, as well as any person or entity who owns more than 10% of our Common Stock, to file with the Securities and Exchange Commission (the “SEC”) certain reports of ownership and changes in ownership of our securities. Officers, directors and stockholders who hold more than 10% of our outstanding Common Stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We typically prepare Section 16(a) forms on behalf of our officers and directors based on the information provided by them or available to us.
To our knowledge, our directors, officers and beneficial owners of more than ten percent of our Common Stock were in compliance with the reporting requirements of Section 16(a) under the Exchange Act during fiscal 2018.

CORPORATE GOVERNANCE
Board of Directors
The Board of Directors has determined that Thomas Brosig, Alan Feller, Laura Pomerantz, Allen Sirkin, Willem van Bokhorst, Cheryl Vitali and Richard White are independent directors. The independent directors constitute a majority of the Board of Directors. In making its determination regarding the independence of the directors, the Board relied upon information provided by each of the directors and noted that each independent director meets the standards for independence set out in Nasdaq Listing Rule 5605(a)(2) and under the applicable rules and regulations of the SEC, and that there is no material business relationship between G-III and any independent director, including any business entity with which any independent director is affiliated.
The Board of Directors held four meetings during the fiscal year ended January 31, 2018. During the fiscal year ended January 31, 2018, each director attended all meetings of the Board of Directors and committees of the Board on which he or she served, except that one director was unable to attend one meeting of the Board of Directors. We do not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders meetings. Ten of our eleven directors attended the 2017 Annual Meeting of Stockholders.
Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees has been determined by the Board of Directors to be “independent” within the meaning of Nasdaq Listing Rule 5605(a)(2). Each member of the Audit Committee is “independent” within the meaning of Nasdaq Listing Rule 5605(c)(2)(A) and under the applicable rules and regulations of the SEC regarding the independence of audit committee members. Each member of the Compensation Committee is “independent” within the meaning of Nasdaq Listing Rule 5605(d)(2)(A).
Audit Committee
The Audit Committee, composed of Alan Feller, Willem van Bokhorst and Richard White, is responsible for, among other things, assisting the Board in monitoring (i) the integrity of our financial statements, (ii) the qualifications and independence of our independent auditors, (iii) the performance of our internal audit function and independent auditors, and (iv) the compliance by us with legal and regulatory requirements. Mr. Feller is the Chairman of the Audit Committee. The Board has determined that each of Messrs. Feller and White is an audit committee financial expert as such term is defined in the rules of the SEC. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of G-III’s independent registered public accounting firm. The Audit Committee met ten times during the fiscal year ended January 31, 2018. Thomas Brosig was elected as an additional member of the Audit Committee on March 28, 2018. A copy of the Audit Committee’s charter is available in the “Investor Relations” section of our website at http://www.giii.com.
Compensation Committee
The Compensation Committee discharges the responsibilities of the Board relating to compensation of G-III’s directors and executive officers. The Committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies and programs of G-III, including establishing and monitoring the basic philosophy and policies governing the compensation of G-III’s directors and officers. The Compensation Committee, composed of Laura Pomerantz, Allen Sirkin, Willem van Bokhorst and Richard White, is responsible for reviewing and discussing with management, and recommending to the Board the inclusion of the Compensation Discussion and Analysis in our annual Proxy Statement. Mr. White is the Chairman of the Compensation Committee.
Specific duties and responsibilities of the Committee include, but are not limited to: (i) reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers and evaluating their performance in light of those corporate goals and objectives; (ii) recommending the compensation of our executive officers, giving consideration to the results of our most recent “say-on-pay” vote; (iii) reviewing and recommending adoption, amendment and termination of employment agreements and severance arrangements or plans for our executive officers; (iv) reviewing and recommending changes to director compensation; (v) reviewing and recommending adoption, amendment and termination of incentive compensation plans, equity-based plans and other compensation and benefit plans for directors or officers, giving consideration to the results of our most recent “say-on-pay” vote in considering plans for executive officers; (vi) administering G-III’s stock-based compensation, incentive and benefit plans; and (vii) administering, interpreting and carrying out our Stock Ownership Guidelines for directors and executive officers and Executive Incentive Compensation Recoupment Policy for executive officers.
The Compensation Committee also may form and delegate authority to any subcommittee comprised solely of its members who are independent so long as such formation and delegation are in compliance with applicable law and the Nasdaq Listing Rules.
The Compensation Committee met three times and acted by unanimous written consent once during the year ended January 31, 2018. A copy of the Compensation Committee’s charter is available in the “Investor Relations” section of our website at http://www.giii.com.
Compensation Committee Interlocks and Insider Participation
During the year ended January 31, 2018, Laura Pomerantz, Allen Sirkin, Willem van Bokhorst and Richard White served on our Compensation Committee. None of the members of the Compensation Committee (i) has ever been an officer or employee of ours or (ii) had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers have served on the board or compensation committee (or other committee serving as equivalent function) of any other entity, where an executive officer of the other entity served on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee and Nominations Process
The Nominating and Corporate Governance Committee, composed of Thomas Brosig, Cheryl Vitali and Richard White, (a) assists the Board in its selection of individuals (i) as nominees for election to the Board at G-III’s annual meeting of the stockholders or (ii) to fill any vacancies or newly created directorships on the Board and (b) developing and maintaining G-III’s corporate governance policies, and any related matters required by the federal securities laws. Mr. Brosig is the Chairman of the Nominating and Corporate Governance Committee. The Committee met once during the fiscal year ended January 31, 2018. The Nominating and Corporate Governance Committee met to review the performance and the experience, qualifications, attributes and skills of the members of the Board and recommended to our Board the persons to be nominated for election as directors at the Annual Meeting. A copy of the Nominating and Corporate Governance Committee’s charter is available in the “Investor Relations” section of our website at http://www.giii.com.
It is the policy of the Nominating and Corporate Governance Committee to consider candidates for Board membership suggested by Nominating and Corporate Governance Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Secretary of G-III, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by March 16, 2019 to be considered for the 2019 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.
Under the Director Selection and Qualification Standards and Resignation Policy (the “Director Policy”), the Nominating and Corporate Governance Committee is responsible for (i) assisting the Board in evaluating the independence of directors, (ii) developing and revising, as appropriate, for approval by the Board, selection criteria and qualification standards for Board nominees, (iii) identifying individuals believed to be qualified to become Board members consistent with criteria approved by the Board and applicable law and regulations, (iv) recommending candidates or nominees to the Board and (v) recommending to the Board whether or not to accept the resignation of a nominee for Director in an uncontested election who receives more votes “withheld” from his or her election than votes “for” such election.
In evaluating candidates, the Nominating and Corporate Governance Committee considers the following criteria: personal integrity, skill, sound business judgment, diversity, business and professional skills and experience, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, the extent to which a candidate would be a desirable addition to the Board and any committees of the Board, independence (as that term is defined under the rules of the SEC and the Nasdaq Listing Rules), the requirement to maintain a Board that is composed of a majority of independent directors, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long-term interests of stockholders. In any particular situation, the Nominating and Corporate Governance Committee may focus on persons possessing a particular background, experience or qualifications that the Committee believes would be important to enhance the effectiveness of the Board.
The Nominating and Corporate Governance Committee does not have a formal policy with respect to considering diversity in identifying director nominees. The Board and the Nominating and Corporate Governance Committee believe it is important that the Board members represent diverse viewpoints and a variety of skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source. The needs of the Board and the factors that the Nominating and Corporate Governance Committee consider in evaluating candidates are reassessed on an annual basis, when the committee’s charter is reviewed.
Stockholder Communications
The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, the Lead Independent Director (who serves as a non-management resource for stockholders seeking to communicate with our Board) or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, the Lead Independent Director or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we may receive repetitive or duplicative communications.
Additionally, G-III’s by-laws set forth “advance notice” requirements for stockholders’ meetings consistent with the purpose of establishing an orderly process for stockholders seeking to nominate directors or propose business at stockholder meetings. The advance notice provisions in the by-laws require stockholders to deliver notice to G-III of their intention to make director nominations or bring other business before the meeting not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. The advance notice provisions of the by-laws prescribe information that the stockholder’s notice must contain, both as to itself and its proposed director nominee, if the stockholder wishes to nominate a candidate for the annual meeting director election, prescribe information that the stockholder’s notice must contain if the stockholder wishes to bring business other than a director nomination before the annual meeting, and set forth rules and procedures relating to special meetings of stockholders.
Risk Oversight
The risk oversight function of our Board of Directors is carried out by both the Board and the Audit Committee. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. While the full Board has overall responsibility for risk oversight, the Board has delegated oversight related to certain risks to the Audit Committee. The Audit Committee is responsible for reviewing and discussing with management our major and emerging risk exposures, including financial, operational, technology, privacy, data security, disaster recovery and ethics and compliance. The Audit Committee meets periodically with management and our internal audit department to discuss our major financial and operating risks and the steps, guidelines and policies management and our internal audit team have taken to monitor and control exposures to risk, including G-III’s risk assessment and risk management policies. The Chair of the Audit Committee regularly reports to the Board the substance of such reviews and discussions. Both the Board and the Audit Committee regularly review cybersecurity risk matters.
Our Compensation Committee incorporates considerations of risk into its deliberations of our executive compensation program. The Compensation Committee believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III. In addition, our internal disclosure committee reviews with management the “risk factors” that appear in our Annual Report on Form 10-K prior to its filing with the SEC, as well as prior to the filing of our Quarterly Reports on Form 10-Q.
The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board continually works, with input from our executive officers, to assess and analyze the most likely areas of future risk for us and our business.
Leadership Structure of the Board
The Board of Directors believes that Morris Goldfarb’s service in the dual roles of Chairman of the Board and Chief Executive Officer is in our best interest, as well as the best interest of our stockholders. Mr. Goldfarb is the director most familiar with our business and industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business. Thus, he is in the best position to develop agendas and plans that ensure that the Board’s time and attention are focused on the most critical matters. We believe that Mr. Goldfarb is viewed by our customers, suppliers, business partners, investors and other stakeholders as providing strong leadership for our company in the marketplace and in our industry. This approach is often utilized by other public companies in the United States and we believe it has been effective for our company as well.
Although the Board believes that the combination of the Chairman of the Board and Chief Executive Officer roles is appropriate for us in the current circumstances, our Board does not have a specific policy as to whether or not these roles should be combined or separated.
In order to promote independent leadership on our Board and help ensure that the Board operates in a cohesive manner, the Board has established the position of Lead Independent Director and elected Richard White as the Lead Independent Director. The responsibilities of the Lead Independent Director include: (i) advising the Chairman of the Board on Board meeting agendas and materials sent to the Board; (ii) serving as a liaison between non-management directors and the Chairman of the Board; (iii) calling and presiding over executive sessions of the non-management directors; (iv) presiding over Board meetings in the absence of the Chairman of the Board; (v) serving as a non-management resource for stockholders and other external constituencies seeking to communicate with our Board; (vi) oversight of the Board’s annual assessment of the performance of our Chairman and Chief Executive Officer; and (vii) oversight of the Board’s annual self-assessment of its own performance, along with the Chairman of the Nominating and Corporate Governance Committee.

Additional Corporate Governance Policies
We also maintain the following corporate governance policies:
Code of Ethics and Conduct
All of our employees and employees of our subsidiaries (“Company Personnel”), officers and directors must adhere to our Code of Ethics and Conduct. It codifies those standards that we believe are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by G-III; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the Code of Ethics and Conduct; and (v) accountability for adherence to the Code of Ethics and Conduct. A copy of the Code of Ethics and Conduct is available in the “Investor Relations” section of our website at http://www.giii.com.
Whistleblower Policy
The Whistleblower Policy protects all of our Company Personnel, officers and directors if they raise concerns regarding G-III, such as concerns regarding incorrect financial reporting including questionable accounting, internal controls or auditing matters; unlawful activities; activities that are not in line with G-III policies, including the Code of Ethics and Conduct; or activities which otherwise amount to serious improper conduct. A copy of the Whistleblower Policy is available in the “Investor Relations” section of our website at http://www.giii.com.
Insider Trading, Hedging and Pledging Policy
The Insider Trading, Hedging and Pledging Policy applies to all of our Company Personnel, directors and officers, and prohibits trading or causing trading of our securities while the applicable person is in possession of material non-public information. The Insider Trading, Hedging and Pledging Policy prohibits directors, executive officers and other Company Personnel specified by us, from time to time, from trading in G-III securities during our established blackout periods, except (i) pursuant to Board-approved written trading plans adopted in accordance with Rule 10b5-1 under the Exchange Act, at least 30 days prior to any trade, (ii) stock option exercises for cash with no associated open market transaction and (iii) the surrender of shares to us or the retention and withholding of shares by us in satisfaction of tax withholding obligations with respect to stock-settled incentive compensation awards with no associated open market transaction. The Insider Trading, Hedging and Pledging Policy also prohibits Company Personnel from entering into hedging transactions with respect to our securities, pledging our securities as collateral for a loan or holding our securities in a margin account. The Board may, in limited circumstances, permit a share pledge by a director or executive officer after giving consideration to the number of shares to be pledged as a percentage of his or her total shares held and G-III’s total shares outstanding. In fiscal 2016, the Board granted such an exception to Morris Goldfarb, permitting him to pledge up to 400,000 shares from time to time. Mr. Goldfarb has not pledged any of his shares. For additional information with respect to this exception, please see “Other Compensation and Governance Programs, Policies and Considerations — Anti Pledging Policy” under “Compensation Discussion and Analysis” in this Proxy Statement. A copy of the Insider Trading, Hedging and Pledging Policy is available in the “Investor Relations” section of our website at http://www.giii.com.
Stock Ownership Guidelines
The Stock Ownership Guidelines require that (i) our Chief Executive Officer retain G-III shares valued at six times his annual base salary; (ii) our Vice Chairman retain G-III shares valued at two times his annual base salary; (iii) our other executive officers and our directors who are also employed by us retain G-III shares valued at one time their respective annual base salaries; and (iv) each of our non-employee directors retain G-III shares valued at five times his or her annual cash retainer. Until these share ownership levels are achieved, our executive officers and directors are required to retain 50% of any net, after-tax, shares received upon exercise or vesting of our equity grants. A copy of the Stock Ownership Guidelines is available in the “Investor Relations” section of our website at http://www.giii.com.

Executive Incentive Compensation Recoupment Policy
Pursuant to the Executive Incentive Compensation Recoupment Policy, or “Clawback Policy,” in the event that we are required to restate our financial statements for any financial year commencing with the fiscal year ended January 31, 2014, other than as a result of a change in generally accepted accounting principles or their interpretation, the Compensation Committee may, in its discretion, recoup incentive compensation paid to individuals who were executive officers within one year prior to the restatement. The incentive compensation subject to recoupment will consist of performance-based bonuses (including bonuses paid pursuant to employment agreements) and long-term incentive awards or equity grants, to the extent that such bonuses, awards or grants were predicated upon achievement of financial results that are subsequently restated. A copy of the Executive Incentive Compensation Recoupment Policy is available in the “Investor Relations” section of our website at http://www.giii.com.
Director Selection and Qualification Standards and Resignation Policy
The Director Policy describes the Board’s criteria for selecting director nominees and the roles of the Board and the Nominating and Corporate Governance Committee in evaluating director independence and qualifications. In addition, the Director Policy provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the resignation. Thereafter, the Board will deliberate and determine the action to be taken with respect to the tendered resignation. Following the Board’s determination, the Company will publicly disclose the Board’s decision and the reasons for the decision. A copy of the Director Policy is available in the “Investor Relations” section of our website at http://www.giii.com.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion describes how we use different elements of compensation to achieve the objectives of our executive compensation program and how we determined the amounts of each component of compensation paid to our named executive officers for the fiscal year ended January 31, 2018. (Reference to a fiscal year in this Proxy Statement refers to the year ended January 31 of that year.) This information should be reviewed in conjunction with the data and associated narrative provided in the Fiscal 2018 Summary Compensation Table, Fiscal 2018 Grants of Plan-Based Awards Table and other tables that follow. For fiscal 2018, the following individuals were our Named Executive Officers:
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Morris Goldfarb, Chairman of the Board and Chief Executive Officer;

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Neal S. Nackman, Chief Financial Officer and Treasurer;

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Sammy Aaron, Vice Chairman and President;

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Wayne S. Miller, Chief Operating Officer and Secretary; and

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Jeffrey Goldfarb, Executive Vice President and Director of Strategic Planning.

When discussing performance metrics for cash bonus awards, we make reference to our income before income taxes (pre-tax income). Unless otherwise defined, pre-tax income means the net income of G-III and its subsidiaries, as reported in the consolidated financial statements of G-III audited by G-III’s independent registered public accounting firm, plus the sum of  (i) the income taxes set forth in such financial statements and (ii) the amount of bonuses payable to our Named Executive Officers, provided that pre-tax income shall be determined without regard to any extraordinary item, as such term is used in generally accepted accounting principles.
Our Performance
Our Long-Term Performance
Our long-term performance continues to be very strong. Over the past five years, our stock price has increased 108%, far outpacing the 88% increase in the S&P 500 and the 54% increase in the S&P Textiles, Apparel & Luxury Goods Industry Index during that period.

Under the leadership of Morris Goldfarb, our Chairman and Chief Executive Officer, and a dedicated team of other executive officers, G-III has delivered consistently better than market performance over the past 1, 5, 10 and 15 year periods in total stockholder return, growth in revenues, net income and market capitalization when compared to our competitors, demonstrating both our long-term orientation as well as our commitment to delivering top tier long-term results to stockholders.

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Pay peers include: Carter’s Inc.; Columbia Sportswear Co.; Deckers Outdoor Corp.; Fossil Group, Inc.; Lululemon Athletica, Inc.; Michael Kors Holdings Limited, Oxford Industries, Inc.; Skechers USA, Inc.; Steven Madden, Ltd.; Tapestry, Inc. (formerly, Coach, Inc. and Kate Spade & Co.); Under Armour, Inc.; and Wolverine World Wide, Inc. Practice Peers include: PVH Corp.; Ralph Lauren Corp.; and VF Corp.

Note: All financial numbers sourced from Capital IQ to ensure comparability with peers. In instances where a peer company’s historical data is not available, the peer company is excluded from the comparison.
Fiscal 2017 and fiscal 2018 have been transformative years for G-III.
Our business is oriented around the five global power brands that form the core of our portfolio. In addition to our long-term relationship with the Calvin Klein brand, the foundation for the growth of our other power brands, DKNY, Donna Karan, Tommy Hilfiger and Karl Lagerfeld Paris, was solidified during fiscal 2017 and fiscal 2018:
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DKNY/Donna Karan:   In December 2016, we acquired DKI which owns DKNY and Donna Karan, two of the world’s most iconic and recognizable power brands. The acquisition of DKI fits directly into our strategy to diversify and expand our business and to increase our ownership of brands. We intend to focus on the expansion of the DKNY brand, while also re-establishing Donna Karan and other associated brands. We believe that we can also capitalize on significant, untapped global licensing potential in a number of men’s categories, as well as in home and jewelry. We plan to leverage our demonstrated ability to drive organic growth, identify and integrate acquisitions and develop talent throughout the organization to maximize the potential of the DKNY and Donna Karan brands.

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Subsequent Developments with Respect to DKNY/Donna Karan:   In March 2017, we entered into an agreement with Macy’s under which Macy’s serves, since February 2018, as the exclusive U.S.

department store for sales of DKNY women’s apparel and accessories. Under the agreement, Macy’s has the exclusive rights to sell DKNY women’s apparel, including women’s sportswear, dresses, suit separates, women’s performance wear, denim, swimwear and outerwear, handbags and women’s shoes, as well as men’s swimwear and outerwear, and luggage in all Macy’s locations and on Macys.com. The agreement also plans for increased and enhanced DKNY shop-in-shops in many Macy’s stores. G-III and Macy’s are committed to making DKNY the premier fashion and lifestyle brand. In fiscal 2018, we re-launched Donna Karan as an aspirational luxury brand that is priced above DKNY and targeted to fine department stores located in the United States, such as Lord & Taylor, Dillard’s, Bloomingdales, Saks Fifth Avenue and Nordstrom, as well as fine department stores overseas, such as Harvey Nichols in the UK. In August 2017, we entered into a joint venture to produce and market women’s and men’s apparel and accessories pursuant to a long-term license for DKNY and Donna Karan in the People’s Republic of China, including Macau, Hong Kong and Taiwan. The operators of the joint venture were formerly executives of Tommy Hilfiger and were instrumental in the expansion of the Tommy Hilfiger brand in China. As of January 1, 2018, this joint venture was the exclusive seller of women’s and men’s apparel, handbags, luggage and certain accessories under the DKNY and Donna Karan brands in the territory.
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Tommy Hilfiger:   In February 2016, we expanded our relationship with Tommy Hilfiger through a license agreement for Tommy Hilfiger womenswear in the United States and Canada which includes women’s sportswear, dresses, suit separates, performance and denim. These categories were in addition to our Tommy Hilfiger licenses for men’s and women’s outerwear and luggage. We intend to leverage our market expertise to help build sales of Tommy Hilfiger women’s apparel.

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Karl Lagerfeld:   In June 2015, we entered into a joint venture pursuant to which we acquired a 49% ownership interest in an entity that holds brand rights to the Karl Lagerfeld trademarks, including the Karl Lagerfeld Paris brand we currently use, for consumer products (with certain exceptions) and apparel in the United States, Canada and Mexico. We were also the first licensee of the joint venture, having been granted a license for women’s apparel, women’s handbags, women’s and men’s footwear and men’s apparel. In February 2016, we expanded our partnership with respect to the Karl Lagerfeld brand through the acquisition of a 19% minority interest in the parent company of the group that holds the worldwide rights to the Karl Lagerfeld brand. The business plan for this entity includes developing its wholesale business, expanding its outlet retail footprint and further developing out its online presence.

How Pay is Tied to Company Performance
Our Compensation Philosophy
Our compensation program is designed to enhance stockholder value in the following ways:
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The substantial majority of compensation paid to our executives is variable and aligned with the short and long-term performance of G-III;

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Our annual incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions that are responsive to ever-changing market conditions, a hallmark of our business;

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Our long-term incentive program aligns the interests of our executive officers with those of our stockholders through the use of performance-based restricted stock units that are earned upon the achievement of two performance metrics and satisfaction of time-based vesting conditions; and

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We offer a competitive compensation program, which enables us to attract and retain highly qualified managerial and executive talent necessary to achieve our objectives.

How Our Business Impacts Our Compensation Program Design
We operate in a highly volatile and competitive industry, and our compensation program is designed to support and reward the behaviors that result in the best returns for our stockholders.
Key Business Conditions	Structure of Our Compensation Program

Our business is volatile and impacted by fashion trends, retail performance and weather conditions that can be difficult to predict at the outset of a performance period. The design, production and marketing of apparel require long lead times that must be successfully managed by our executive team.

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We have a strong performance-oriented culture, designed to motivate executives to make strategic decisions and execute these objectives in a manner that drives performance.

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Our annual incentive program is oriented towards bottom-line results, rather than interim performance metrics, so as to empower our executives with the flexibility to quickly make decisions that are responsive to ever-changing market conditions.

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Our long-term incentive program is designed to pay out only upon the achievement of two performance hurdles and satisfaction of time-vesting conditions, ensuring that our executives do not make short-term decisions that are detrimental to the long-term interests of our stockholders.

Strong relationships with our customers and suppliers are essential, since both can serve as competitors. The personal relationships maintained by our Chairman and Chief Executive Officer and our other executive officers are critical to the successful execution of our business.

We have an employment contract with our Chairman and Chief Executive Officer which secures his services until January 31, 2021 and is automatically extended each year for an additional year absent a notice by either party not to extend prior to January 31st of each year.

Preserving long-term relationships with customers can result in business decisions (such as accepting returns of unsold items) that may be detrimental to G-III in the short-term.
Our compensation program has a mix of short- and long-term performance elements, and is focused on metrics such as pre-tax income or net income per share and stock price that allow our executives to balance short-term considerations with the long-term interests of our stockholders.

Our lack of significant pricing leverage due to labor and raw material constraints drive focus on execution to ensure profitability.	By focusing our short-term incentive program on pre-tax income, we empower our executives to make decisions over the course of the year, which serve the best interests of our stockholders.
Many of our competitors are private, and offer competitive compensation packages that are entirely cash-based.
While we provide meaningful annual compensation opportunities that are paid in cash, we also recognize the importance of long-term incentive compensation, particularly with respect to the benefits it provides in terms of alignment with stockholder interests and employee retention, and provide meaningful performance-vested long-term incentive compensation opportunities to our executive management.

Our Compensation Program Is Reflective of Best Practices
Our compensation program incorporates the following compensation governance practices that we believe are beneficial to our stockholders:
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We pay for performance.   The substantial majority of the total compensation opportunity for our executive officers is incentive-based and can be earned only upon the achievement of corporate and, for certain of our Named Executive Officers, individual performance objectives.

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We establish performance goals on a short- and long-term basis.   Our incentive compensation is earned over several different and overlapping short- and long-term performance periods, ensuring that performance during any one period is not maximized at the expense of other performance periods.

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We have stock ownership guidelines for our executive officers and directors.   Until these guidelines are achieved, executive officers and directors are required to hold 50% of net, after tax, shares received upon exercise or vesting of our equity grants. An exception may be granted, in certain limited instances, at the discretion of our Compensation Committee; no such exception was granted in fiscal 2018. All of our executive officers and directors are in compliance with these guidelines.

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We have a policy prohibiting our directors and all employees, including our executives, from hedging our shares.   None of our executives has hedged any of our shares.

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We have a policy prohibiting our directors and all employees, including our executives, from pledging our shares.   An exception may be granted, in certain limited instances, at the discretion of our Board of Directors. In fiscal 2016, the Board granted such an exception to Morris Goldfarb, permitting him to pledge up to 400,000 shares from time to time. Mr. Goldfarb has not pledged any of his shares. For additional information with respect to this exception, please see “Other Compensation and Governance Programs, Policies and Considerations — Anti Pledging Policy” in this Proxy Statement.

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Our incentive compensation awards are subject to clawback.   For any fiscal year commencing with fiscal 2014, the Compensation Committee may recoup incentive compensation paid to executive officers predicated at least in part upon the achievement of financial results, which are subsequently restated.

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We do not provide tax gross-ups on any benefits or perquisites to our named executive officers.

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We do not provide aggressive change in control benefits.

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Our compensation program mitigates undue risk.   Our Compensation Committee incorporates considerations of risk into its deliberations of our executive compensation program. The Committee believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III.

What We Pay and Why — Elements of Our Compensation Program
Our Pay Mix is Heavily Weighted Towards Incentive-Based Compensation
Our compensation program is primarily comprised of base salary and at risk compensation consisting of annual incentives and long-term incentives. We weight incentive compensation more heavily than fixed compensation to motivate our executives to achieve results that will enhance stockholder value over the long-term. We balance short-term and long-term incentive pay so that our executives are rewarded for both financial and stock price performance, and to balance competitive pressures to deliver cash-based compensation with our belief that equity compensation is essential to align the interests of our executives with those of our stockholders and provide meaningful incentives for our executives to remain with G-III. The following charts illustrate the percentage of compensation for our Chief Executive Officer and our other Named Executive Officers with respect to fiscal 2018 represented by base salary and at risk compensation consisting of an annual cash incentive and long-term performance-based RSUs.
Base Salary
Base salaries provide a competitive rate of fixed pay and help us to attract and retain executives needed to manage our business for the benefit of our stockholders. The Compensation Committee determines base salaries following a consideration of the factors listed below:
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Breadth, scope and complexity of the role;

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Skills and experience required for the role;

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Tenure in position;

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Individual performance; and

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Competitive labor market for the position.

We make periodic adjustments to base salaries to reflect:
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Merit increases in instances where individual performance, responsibilities and experience warrant such an adjustment;

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Promotions or significant changes in the scope of the position; and

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Market adjustments to reflect the competitive labor market.

With the exceptions of adjustments to the salary of our Chairman and Chief Executive Officer, salary adjustments are usually considered at the suggestion of our Chairman and Chief Executive Officer, and are subject to the discretion of the Compensation Committee.
No adjustments to the base salaries of our Named Executive Officers were made in fiscal 2018.

Annual Incentives
Our annual incentive program is designed to reward annual performance, which we believe contributes to the long-term performance of G-III and the enhancement of stockholder value.
Annual incentive arrangements for Morris Goldfarb and Sammy Aaron are governed by their respective employment contracts. These annual incentive awards are structured to recognize the unique roles held by Messrs. Goldfarb and Aaron in the overall management of our business and the design and execution of our corporate strategy. Additionally, these awards are intended to foster an entrepreneurial environment in which these individuals are incentivized and rewarded to maximize pre-tax income, which the Compensation Committee believes is an important driver of stock price appreciation. The Compensation Committee believes that incentivizing Messrs. Goldfarb and Aaron in the same manner encourages them to operate as a team and promotes a shared focus in the successful operation of our business. While these arrangements are contractually obligated, both Messrs. Goldfarb and Aaron have voluntarily agreed to modifications that have made these arrangements more stockholder friendly.
Annual Incentive Arrangement for Morris Goldfarb
The annual incentive arrangement for Mr. Goldfarb for fiscal 2018 and subsequent fiscal years is codified in his employment agreement with us that is currently effective through January 31, 2021 (subject to annual one year extensions absent a notice of non-extension from Mr. Goldfarb or us) and includes the following features, many of which were previously modified specifically to address concerns that had been raised by our stockholders, although Mr. Goldfarb was under no obligation to do so:
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Performance Targets.   Performance required to achieve the target payout amount is established annually by the Compensation Committee based on the annual forecast communicated to the public. The size of the annual incentive ultimately earned by Mr. Goldfarb is determined based on a comparison of forecasted pre-tax income to the actual pre-tax income achieved.

We chose to use our forecast as the basis for the incentive arrangement because it is transparent to our stockholders. The forecasted pre-tax income is approved by our Board and is part of the forecasted financial statements from which the forecast communicated to the public is derived. Our performance against this forecasted amount is usually correlated to our stock price performance, providing another link between our performance and Mr. Goldfarb’s pay. Forecasted pre-tax income was $67.6 million for fiscal 2018 and is $136.1 million for fiscal 2019.
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Performance Hurdle.   The formula used to determine the amount of the annual incentive also determines the threshold performance level required for a bonus payment. This approach ensures that the amount of pre-tax income required to achieve a bonus varies in direct correlation to the amount of our pre-tax income, instead of fixing it at a set amount of pre-tax income as was the case prior to an amendment of Mr. Goldfarb’s employment agreement. Mr. Goldfarb voluntarily agreed to this modification to address stockholder concerns about the formula used to determine his annual incentive compensation.

Based on the formula, we needed to achieve pre-tax income of at least $22.2 million for fiscal 2018 for any annual incentive to be earned for that year and we need to achieve pre-tax income of at least $43.4 million for fiscal 2019 for any annual incentive to be earned for that year. This is a significant increase from the minimum pre-tax income of  $10 million that needed to be achieved to earn an annual incentive under the prior arrangement and is in direct response to concerns expressed previously by our stockholders.
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Payouts Vary Based on Performance.   Mr. Goldfarb’s annual incentive arrangement provides for a “Base Bonus Amount.” The Base Bonus Amount is adjusted either up or down so that payouts vary depending upon how actual pre-tax income compares to our forecasted level of pre-tax income.

If actual pre-tax income is within a range of  +/-15% of forecasted pre-tax income, Mr. Goldfarb receives his Base Bonus Amount.

However, in instances where actual performance amounts to 15% above or below forecasted pre-tax income, Mr. Goldfarb’s Base Bonus Amount is adjusted to reflect a reduction for performance significantly below the forecast, or an increase for exceptional performance. The size of the adjustment depends upon the amount by which actual pre-tax income varies from the forecasted pre-tax income level. The adjustments are symmetrical for both upside and downside variations in performance. This adjustment provision, which was voluntarily agreed to by Mr. Goldfarb, significantly limited the amount of his annual incentive for fiscal 2017.
If actual pre-tax income for a fiscal year is less than the approved forecast, the annual incentive payment to Mr. Goldfarb is determined by the Compensation Committee in accordance with the following table:
Actual Pre-Tax Income is Less Than Approved Forecast by	Annual Incentive Amount
15% or less	6% of actual pre-tax income in excess of $2 million (the Base Bonus Amount)
15 – 30%	Base Bonus Amount minus 2% of the portion of actual pre-tax income that is more than 15% and up to 30% lower than the approved forecast
More than 30%	The bonus amount determined pursuant to the preceding row, minus 4% of the portion of actual pre-tax income that is more than 30% lower than the approved forecast, but not less than zero
If actual pre-tax income for a fiscal year equals or exceeds the approved forecast, the annual incentive bonus payable to Mr. Goldfarb shall be determined by the Compensation Committee in accordance with the following table, subject to the payout cap described below:
Actual Pre-Tax Income Exceeds Approved Forecast by	Annual Incentive Amount
0 – 15%	6% of actual pre-tax income in excess of $2 million (the Base Bonus Amount)
15 – 30%	Base Bonus Amount plus 2% of the portion of actual pre-tax income that is more than 15% and up to 30% in excess of the approved forecast
More than 30%	The bonus determined pursuant to the preceding row, plus 4% of the portion of actual pre-tax income that is more than 30% in excess of the approved forecast
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Payouts May Be Adjusted to Reflect Dilutive Stock Issuances on an Ongoing Basis.   In the event of a dilutive stock issuance, excluding share changes caused by equity compensation awards approved by the Compensation Committee or structural changes that affect capitalization as a whole, such as a stock split, reverse stock split or stock dividend, the Compensation Committee may equitably adjust the percentages in the “Annual Incentive Amount” column downward, but not upward. This provision is intended to reflect stockholder concerns about the use of pre-tax income as the performance metric, rather than a metric such as net income per share.

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Payout Cap.   The maximum annual incentive bonus is capped at an amount equal to one and one-half times the targeted bonus based upon the budgeted level of pre-tax income contained in the approved forecast. This is a decrease from the cap of two times the targeted bonus contained in the previous incentive arrangement, and represents another modification made voluntarily by Mr. Goldfarb in an effort to address stockholder concerns with the prior agreement.

In fiscal 2018, our pre-tax income was $110.0 million, an increase of 41.5% from the pre-tax income of $77.8 million in fiscal 2017. Pre-tax income for fiscal 2018 was 62.8% higher than the forecasted pre-tax income of  $67.6 million for fiscal 2018. For fiscal 2018, the annual incentive payment calculated in accordance with the terms of Mr. Goldfarb’s employment agreement was $6.3 million. Mr. Goldfarb’s annual incentive payment for fiscal 2018 was reduced by $1.3 million as a result of the payout cap contained in his employment agreement.

Annual Incentive Arrangement for Sammy Aaron
The annual incentive arrangement for Mr. Aaron for fiscal 2018 and subsequent fiscal years is the same as that of Morris Goldfarb above, except that the annual incentive payments are calculated in accordance with the tables below. Mr. Aaron also voluntarily agreed to modify his employment agreement in a manner similar to Mr. Goldfarb.
If actual pre-tax income for a fiscal year is less than the approved forecast, the annual incentive payment to Mr. Aaron is determined by the Compensation Committee in accordance with the following table:
Actual Pre-Tax Income is Less Than Approved Forecast by	Annual Incentive Amount
15% or less	4% of actual pre-tax income in excess of $2 million (the Base Bonus Amount)
15 – 30%	Base Bonus Amount minus 1.33% of the portion of actual pre-tax that is more than 15% and up to 30% lower than the approved forecast
More than 30%	The bonus amount determined pursuant to the preceding row, minus 2.66% of the portion of actual pre-tax income that is more than 30% lower than the approved forecast, but not less than zero
If actual pre-tax income for a fiscal year equals or exceeds the approved forecast, the annual incentive bonus payable to Mr. Aaron shall be determined by the Compensation Committee in accordance with the following table, subject to the payout cap described above:
Actual Pre-Tax Income Exceeds Approved Forecast by	Annual Incentive Amount
0 – 15%	4% of actual pre-tax income in excess of $2 million (the Base Bonus Amount)
15 – 30%	Base Bonus Amount plus 1.33% of the portion of actual pre-tax income that is more than 15% and up to 30% in excess of the approved forecast
More than 30%	The annual incentive payable pursuant to the preceding row, plus 2.66% of the portion of actual pre-tax income that is more than 30% in excess of the approved forecast
For fiscal 2018, the annual incentive payment calculated in accordance with Mr. Aaron’s employment agreement was $4.1 million. Mr. Aaron’s annual incentive payment for fiscal 2018 was reduced by $830,000 as a result of the payout cap contained in his employment agreement.
Arrangements for Our Other Named Executive Officers
As a general matter, annual incentive arrangements for our other named executive officers reflect Compensation Committee consideration of the following:
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Recommendations of our Chairman and Chief Executive Officer;

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Individual performance as measured by contributions to, among other things, our financial performance, including sales growth, margin improvement and cost reduction, performance of divisions or departments for which the executive is responsible and managing major corporate transactions such as raising capital or the successful completion of an acquisition; and

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Excellent performance in unusual or difficult circumstances.

Incentive Arrangement for Wayne Miller
The annual incentive for Mr. Miller for fiscal 2018 was based upon pre-tax income for that year. To preserve beneficial tax treatment for G-III under Section 162(m) of the Code as it existed for the fiscal year ended January 31, 2018, Mr. Miller was entitled to a maximum annual incentive of up to 3.0% of our pre-tax income, provided that our pre-tax income exceeded $10,000,000. The Compensation Committee has the discretion to reduce the amount otherwise payable under this formula based on such factors as it deems appropriate, and has exercised this discretion in every year. For fiscal 2018, based on pre-tax income as defined, Mr. Miller was entitled to a maximum annual incentive of  $3,301,470. Subject to the maximum bonus permitted by the performance goals adopted with respect to Mr. Miller, the analysis by the Compensation Committee generally involved the use of qualitative/subjective individual performance goals. Following deliberations, the Compensation Committee determined to award an annual incentive of $2,500,000 to Mr. Miller for fiscal 2018.
In determining the bonus to be awarded, the Compensation Committee also considered overall company performance and Mr. Miller’s contribution to this performance, including his participation in formulating the strategic direction of G-III, the scope of his job responsibilities, his tenure with G-III, the performance of the dress and sports divisions of G-III for which he is directly responsible, his role in the integration of the operations of DKI, the relationship of his total compensation paid to the compensation paid to other G-III executives and the relationship of compensation paid to him in fiscal 2018 to compensation paid to him in prior years.
Incentive Arrangement for Neal Nackman
For 2018, the Compensation Committee determined to award an annual incentive of  $650,000 to Mr. Nackman. In making the determination regarding the annual incentive award for Mr. Nackman, the Compensation Committee considered, among other things, Mr. Nackman’s individual performance as measured by contributions to management of our financial and accounting departments, annual budgeting and forecasting, investor relations, his tenure with G-III, his role in the integration of the operations of DKI, the relationship of total compensation paid to Mr. Nackman to the compensation paid to other executives and the relationship of compensation paid to him in fiscal 2018 to compensation paid to him in prior years.
Incentive Arrangement for Jeffrey Goldfarb
The annual incentive for Mr. Goldfarb for fiscal 2018 was based upon pre-tax income for that year. To preserve beneficial tax treatment for G-III under Section 162(m) of the Code as it existed for the fiscal year ended January 31, 2018, Mr. Goldfarb was entitled to a maximum annual incentive of up to 2.5% of our pre-tax income, provided that our pre-tax income exceeded $10,000,000. The Compensation Committee has the discretion to reduce the amount otherwise payable under this formula based on such factors as it deems appropriate. For fiscal 2018, based on pre-tax income as defined, Mr. Goldfarb was entitled to a maximum annual incentive of  $2,751,225. Subject to the maximum bonus permitted by the performance goals adopted with respect to Mr. Goldfarb, the analysis by the Compensation Committee generally involved the use of qualitative/subjective individual performance goals. Following deliberations, the Compensation Committee determined to award an annual incentive of  $1,000,000 to Mr. Goldfarb for fiscal 2018.
In making the determination regarding the annual incentive award for Mr. Goldfarb, the Compensation Committee also considered Mr. Goldfarb’s individual performance as measured by contributions to, among other things, the formulation and implementation of our ecommerce strategy, his leadership with respect to development and management of the space in our headquarters offices, his involvement in our retail businesses, management of the licensing, marketing and legal departments, his tenure with G-III, his role in the integration of the operations of DKI, the relationship of total compensation paid to Mr. Goldfarb to the compensation paid to other executives and the relationship of compensation paid to him in fiscal 2018 to compensation paid to him in prior years.
Long-Term Incentives
We grant long-term incentive awards to our Named Executive Officers in order to:
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Align the interests of our executives with those of our stockholders;

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Incentivize and reward our executives to achieve long-term performance objectives and enhanced stockholder value, including achievement of two performance hurdles and satisfaction of a time-vesting condition;

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Foster an entrepreneurial environment and instill an ownership culture;

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Recognize accomplishments for the most recent fiscal year; and

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Provide meaningful incentives for the continued service of our executives.

Use of Performance-Based Restricted Stock Units (“RSUs”)
The Compensation Committee grants awards of performance-based RSUs because they:
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Align the interests of our executives with those of our stockholders;

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Provide value only upon the achievement of two separate performance hurdles; and

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Minimize the dilutive impact to our stockholders.

Performance Metrics and Additional Vesting Requirements
The Compensation Committee determined that the performance-based RSUs awarded to each of our Named Executive Officers with respect to fiscal 2018 and included in the Fiscal 2018 Summary Compensation table would be earned only upon the achievement of the following two performance metrics:
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Stock price performance:   the average closing price per share of our Common Stock on the Nasdaq Global Select Market over a twenty consecutive trading day period ending on or before April 30, 2020 is at least $41.78 (which is 15% above the closing price of our Common Stock on the Nasdaq Global Select Market on the date of the grant); and

•
Adjusted EBIT/Enhanced stock price performance:   Either (A) (i) the amount of our consolidated earnings before interest and financing charges, net, and income tax expense, including pretax equity gain (loss) in our unconsolidated affiliates (“EBIT”) for the fiscal year ending January 31, 2019, subject to certain adjustments for non-recurring items, is at least 10% greater than EBIT for the fiscal year ended January 31, 2018, subject to certain adjustments for non-recurring items (“Fiscal 2018 EBIT”), or (ii) if the performance condition in clause (i) is not satisfied, our EBIT for the fiscal year ending January 31, 2020, subject to certain adjustments for non-recurring items, is at least 20% greater than Fiscal 2018 EBIT; or (B) the average closing price per share of our Common Stock on the Nasdaq Global Select Market over a forty consecutive trading day period ending on or before January 31, 2020 is at least $45.4125 (which is 25% above the closing price of our Common Stock on the Nasdaq Global Select Market on the date of the grant).

In addition to the achievement of the performance metrics described above, the right to receive these shares is also subject to a time vesting condition. One-third of the shares vest on each of June 15, 2019, 2020 and 2021, subject to the Named Executive Officer’s continuing service. The time vesting condition provides an additional retention element to these awards.
How We Determined Fiscal 2018 Awards
The size of the long-term incentive award made to each executive is a factor of the Compensation Committee’s (i) assessment of demonstrated company performance in the fiscal 2018 year, (ii) the recipient’s contribution to our overall corporate performance in that year and (iii) the recipient’s potential contribution to our future growth and financial results. In making this year’s award, the Compensation Committee also considered the net sales and net income achieved by G-III, the efforts by management in integrating the DKI business and relaunching the DKNY and Donna Karan brands and management’s response to the challenging retail environment.
Timing of Equity Awards
We do not have any plan to select dates for making annual equity-based incentive compensation awards to our Named Executive Officers in coordination with the release of material non-public information. The Compensation Committee has adopted a general objective policy that equity grants to existing employees should be made annually during the first half of our fiscal year. It is anticipated that equity grants to new hires or upon a promotion will generally be made on the first business day of the month after the commencement of employment or effectiveness of the promotion. The Compensation Committee retains the discretion not to make equity grants at the times provided in the policy if the members determine it is not appropriate to make a grant at such time. Additionally, the Compensation Committee retains the discretion to make grants, including an annual equity grant, at times other than as provided in the policy if the members determine circumstances warrant making a grant at such other times. For example, with respect fiscal 2017 awards, the granting of equity awards was delayed in order to assess the forecasted results for fiscal 2017.
Other Compensation Elements
Benefits
Our executives are eligible to participate in company benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan for eligible employees. Employees must be at least 21 years of age and have six months with us to be eligible to participate in the plan. A non-discretionary matching contribution is made equal to 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% of the participant’s contributed pay.
Perquisites
Consistent with our philosophy of attracting and retaining key executives, we offer perquisites to our Named Executive Officers, which we believe are consistent in type and amount with those paid by our competitors. For additional information regarding perquisites paid to our executive officers, please see footnote 2 to the Fiscal 2018 Summary Compensation Table below.
No Tax Gross-Ups
We do not provide tax gross-ups on any benefits or perquisites provided to our Named Executive Officers.
Other Compensation and Governance Programs, Policies and Considerations
Stock Ownership Guidelines
We have adopted stock ownership guidelines for our directors and our Named Executive Officers. These guidelines are intended to foster an alignment of the interests of our executive officers with those of our stockholders, promote an ownership culture and long-term perspective among our executives, and act as a form of risk mitigation.
Named Executive Officers and our directors who are also our employees must retain shares with a value denominated as a multiple of base salary as follows:
Executive	Multiple of Base Salary
Chief Executive Officer	6x
Vice Chairman	2x
All Other Named Executive Officers and Directors who are Employees	1x
Each non-employee director must retain shares valued at five times his or her annual cash retainer for service as a director of G-III. Until executive officers and directors achieve the required guideline, they are required to retain 50% of the net, after tax, shares received as the result of the satisfaction of time or performance vesting requirements. Shares owned outright and shares held in trust count towards satisfaction of these guidelines; unearned performance shares and unexercised options do not. The Compensation Committee may, in its sole discretion, and in limited instances, grant exceptions to these guidelines. No such exception was granted in fiscal 2018. All of our executive officers and directors are in compliance with these guidelines.

Clawback/Executive Incentive Compensation Recoupment Policy
Beginning with the fiscal year ended January 31, 2014, in the event that G-III is required to prepare an accounting restatement, the Compensation Committee may, in its sole discretion, recoup from the affected officers all or part of any annual performance-based bonus or long-term incentive awards that were predicated upon the achievement of financial results that were subsequently restated.
The Compensation Committee intends to modify this policy to ensure compliance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), if and when the final rules under Section 954 of the Dodd-Frank Act are promulgated.
Anti Hedging Policy
Our directors, executives and other employees are prohibited from engaging in transactions designed to limit or eliminate economic risks from owning G-III’s stock, such as transactions involving any form of margin arrangement, short sales and/or dealing in puts and calls of G-III’s stock.
Anti Pledging Policy
Our directors, executives and other employees are generally prohibited from pledging shares of our stock as collateral for any loan or margin account. None of our executives has pledged shares of our stock.
The Committee may, in its sole discretion and in limited instances, grant exemptions to this policy after giving consideration to the number of shares to be pledged as a percentage of the executive’s total shares held and G-III’s total shares outstanding. In fiscal 2016, the Board granted such an exception to Morris Goldfarb, permitting him to pledge up to 400,000 shares from time to time. This number of shares represented approximately 9% of the shares owned by Mr. Goldfarb and approximately 0.9% of the number of our shares that were outstanding at the time that the Board granted its approval. In making its decision to permit Mr. Goldfarb to pledge these shares, the Committee considered, among other things:
•
The size of Mr. Goldfarb’s total holdings;

•
The fact that even without the shares eligible to be pledged, Mr. Goldfarb still significantly exceeds the Company’s share ownership guideline;

•
The number of shares that could be pledged as a percentage of the total shares beneficially owned by Mr. Goldfarb and as a percentage of the total number of our shares that are outstanding; and

•
The fact that Mr. Goldfarb has the financial capacity to repay any loan without resorting to the pledged shares.

The exception provided to Mr. Goldfarb remains in effect, but Mr. Goldfarb has not pledged any of his shares.
Director Selection and Qualification Standards and Resignation Policy
Our Director Selection and Qualification Standards and Resignation Policy describes the Board’s criteria for selecting director nominees and the roles of the Board and the Nominating and Corporate Governance Committee in evaluating director independence and qualifications. In addition, this policy provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the resignation. Thereafter, the Board will deliberate and determine the action to be taken with respect to the tendered resignation. Following the Board’s determination, the Company will publicly disclose the Board’s decision and the reasons for the decision.
Employment Agreements
We have employment agreements with Morris Goldfarb, Sammy Aaron, Wayne Miller and Jeffrey Goldfarb.

Morris Goldfarb Employment Agreement
Morris Goldfarb has an employment agreement with us that is effective through January 31, 2021. This agreement is automatically extended each year for an additional year absent a notice of non-extension by one party to the other party prior to January 31 of each year. The agreement provides for an annual base salary of  $1,000,000 with increases at the discretion of the Board of Directors. For information with respect to the annual incentive bonus payable to Mr. Goldfarb, see “Annual Incentive Arrangement for Morris Goldfarb” above.
Mr. Goldfarb is entitled to an annual contribution of  $100,000 per year to a supplemental pension trust for each year in which G-III’s Net After-Tax Income (as defined in his employment agreement) exceeds $1,500,000. Mr. Goldfarb is also entitled to a $5,000,000 life insurance policy, which names his wife as beneficiary.
For additional information concerning Morris Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements with Morris Goldfarb” below.
Sammy Aaron Employment Agreement
Mr. Aaron has an employment agreement with us that is effective through January 31, 2019. The agreement provides for automatic one-year renewals unless either party gives written notice of non-extension to the other party at least six months prior to the expiration of the term. The agreement provides for an annual base salary of  $750,000. For information with respect to the annual incentive bonus payable to Mr. Aaron, see “Annual Incentive Arrangement for Sammy Aaron” above.
For additional information concerning Mr. Aaron’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements with Sammy Aaron” below.
Wayne Miller Employment Agreement
The term of Mr. Miller’s employment agreement extends through January 31, 2019, with the term being extended by one year unless either party gives written notice to the other at least six months prior to the end of the then term that it is not to be extended. Under the employment agreement, Mr. Miller receives an annual salary of  $750,000, plus such bonus, if any, as shall be awarded by the Board or the Compensation Committee, and is entitled to participate in the G-III’s benefit plans and arrangements for senior executive personnel. If Mr. Miller’s employment agreement is terminated by G-III without “justifiable cause” or by Mr. Miller for “good reason”, Mr. Miller is entitled to receive his compensation and benefits for 24 months from the date his employment terminates, and shall be deemed to be entitled to an annual bonus for each 12-month period during such severance period in an amount equal to the greater of  (i) the average annual cash bonus earned by Mr. Miller during the two fiscal years immediately preceding the fiscal year in which Mr. Miller’s employment terminates and (ii) an annual bonus amount of  $500,000, subject to compliance by Mr. Miller with his non-competition and certain other obligations in his employment agreement.
For additional information concerning Mr. Miller’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements with Wayne Miller” below.
Jeffrey Goldfarb Employment Agreement
The term of Jeffrey Goldfarb’s employment agreement extends through January 31, 2019, with the term being extended by one year unless either party gives written notice to the other at least six months prior to the end of the then term that it is not to be extended. Under the employment agreement, Mr. Goldfarb receives an annual salary of  $750,000, plus such bonus, if any, as shall be awarded by the Board or the Compensation Committee, and is entitled to participate in the G-III’s benefit plans and arrangements for senior executive personnel. If Mr. Goldfarb’s employment agreement is terminated by G-III without “justifiable cause” or by Mr. Goldfarb for “good reason”, Mr. Goldfarb is entitled to receive his compensation and benefits for 24 months from the date his employment terminates, and shall be deemed to be entitled to an annual bonus for each 12-month period during such severance period in an amount equal to the greater of  (i) the average annual cash bonus earned by Mr. Goldfarb during the two fiscal years immediately preceding the fiscal year in which Mr. Goldfarb’s employment terminates and (ii) an annual bonus amount of  $500,000, subject to compliance by Mr. Goldfarb with his non-competition and certain other obligations in his employment agreement.
For additional information concerning Mr. Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements with Jeffrey Goldfarb” below.
Effect of Section 162(m) of the Code
Section 162(m) of the Internal Revenue Code places an annual $1 million limit on the amount we can deduct for compensation paid to any of our “covered employees” (which, for fiscal 2018, included our named executive officers other than our Chief Financial Officer). For fiscal 2018, the $1 million deduction limit did not apply to qualifying performance-based compensation.
Consistent with past practices, the Compensation Committee has sought to maximize the extent to which the fiscal 2018 short- and long-term executive incentive compensation paid to our executives qualified for the performance-based compensation exemption from Section 162(m). Although no assurance can be given, we believe that the fiscal 2018 annual cash incentive payments paid to Morris Goldfarb, Sammy Aaron, Wayne Miller and Jeffrey Goldfarb will constitute deductible performance-based compensation under Section 162(m).
The Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) amended Section 162(m) of the Code to eliminate the exemption for performance-based compensation and to expand the definition of  “covered employee” to include a company’s chief financial officer and certain individuals who were covered employees in years other than the then-current taxable year. Thus, subject to the transition rules referred to below, beginning in fiscal 2019, we may only deduct from our federal income taxes a maximum of $1 million per year in compensation paid to each of our Named Executive Officers.
The amendments to Section 162(m) are generally effective for taxable years beginning after December 31, 2018 — in our case, for fiscal 2019 and subsequent years — subject to transition relief for compensation paid pursuant to certain contracts in effect on November 2, 2017. The transition rules contain uncertainties that prevent the Committee from definitively determining what future compensation (if any) will remain subject to the pre-2017 Tax Act provisions of Section 162(m) (including the performance-based compensation exemption). Pending (or in the absence of) clarification of the transition rules, it is anticipated (although no assurance can be given) that the transition relief will apply (a) through fiscal 2020 to annual incentive compensation payable to Morris Goldfarb pursuant to his employment agreement, (b) through fiscal 2019 to annual incentive compensation payable to Sammy Aaron pursuant to his employment agreement and (c) to compensation paid pursuant to performance-based RSUs granted by us prior to November 2, 2017.
The Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers necessary for our success, as described above. The Committee may thus provide for the payment of compensation that is not fully deductible under Section 162(m) to ensure competitive levels of total compensation for our executive officers and to serve our and our stockholders’ best interests when we otherwise view such compensation as consistent with our compensation policies. Although the Section 162(m) performance-based compensation exemption has been eliminated (subject to applicable transition relief), the Committee believes that a strong link between pay and performance is critical to align executive and shareholder interests. It is thus anticipated that, going forward, the Committee will continue to ensure that a significant portion of pay for our executive officers is at risk and subject to the attainment of performance goals, notwithstanding the elimination of deductibility for performance-based compensation under Section 162(m) as amended by the 2017 Tax Act.
How We Make Compensation Decisions
The Role of the Compensation Committee
Our Compensation Committee is responsible for determining the compensation of our executive officers and for evaluating and establishing the overall structure and design of our compensation program.

The Compensation Committee consults with our Chairman and Chief Executive Officer in connection with making its determinations regarding compensation of our other Named Executive Officers, and relies to a large extent on his evaluation of each executive officer’s performance and his recommendations regarding the amount and mix of the total compensation paid to these executives.
The Role of Management
Other than our Chairman and Chief Executive Officer, no other member of G-III’s management team is involved in determining compensation levels or policies at G-III with respect to our Named Executive Officers. Our Chairman and Chief Executive Officer is not involved in the determination of his own compensation.
The Role of the Compensation Committee’s Independent Compensation Consultant
Radford, an Aon Hewitt company (“Radford”), is a nationally recognized executive compensation consultancy, and serves as the Compensation Committee’s independent advisor with respect to executive compensation and corporate governance matters. Radford served as an independent advisor for fiscal years 2017 and 2018. In carrying out these responsibilities, Radford provided the Compensation Committee with insight and analysis of compensation programs and incentives used by G-III’s peers and other public companies, trends in executive compensation and corporate governance, and the evolving policies and procedures of proxy advisory services firms. Radford also assisted the Compensation Committee in its stockholder engagement efforts.
The Compensation Committee retains sole responsibility for engaging any compensation advisor and meets with its advisor, as needed, in the Compensation Committee’s sole discretion. Radford has never performed any services other than executive and director compensation and related corporate governance consulting for G-III, and performed its services only on behalf of and at the direction of the Compensation Committee.
The Compensation Committee believes that no conflict of interest was raised as a result of the work performed by Radford during the fiscal year ended January 31, 2018. In reaching this conclusion, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1(b)(4). Specifically, the Compensation Committee has analyzed whether the work of Radford as compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to G-III by Radford; (ii) the amount of fees from G-III paid to Radford, as a percentage of Radford’s total revenue; (iii) the policies and procedures of Radford that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford, or the individual compensation advisors employed by Radford, with a member of the Compensation Committee; (v) any G-III stock owned by Radford or the individual compensation advisors employed by Radford; and (vi) any business or personal relationship of Radford or the individual compensation advisors employed by Radford, with a G-III executive officer. Additionally, compensation payments made to Radford and any affiliates for the fiscal year ended January 31, 2018 were less than $120,000 and Radford or its affiliates did not provide additional services to G-III in excess of  $120,000 during the fiscal year ended January 31, 2018.
The Role of Stockholder “Say-on-Pay” Votes
G-III values the opinions of its stockholders and has spent considerable time soliciting additional information regarding their views. We incorporate consideration of these views into our decisions regarding the design of our compensation and governance programs and have made numerous changes over the past several years to address specific concerns raised by stockholders. G-III was pleased that it received a positive “say-on-pay” vote at last year’s Annual Meeting and expects a positive “say-on-pay” vote at this Annual Meeting.
The Role of Competitive Marketplace Practice
The Compensation Committee periodically reviews the compensation design features and executive pay levels of companies that are similar to us to ensure that our programs are fair and reasonable. While the Compensation Committee reviews this information, this process serves as one reference point among others.

In making determinations regarding our compensation and related governance programs and pay levels, the Compensation Committee also considers our short- and long-term strategic objectives, individual performance, scope of responsibilities, retention concerns, and previously negotiated contractual obligations.
As part of our periodic review of the G-III compensation program, in fiscal 2017 Radford completed an analysis of compensation design features and executive pay levels based upon market data from public filings of companies that were similar to us. These companies were selected based on the following parameters:
•
Appropriately sized companies (revenues ranged from approximately 0.5 to 2 times those of G-III);

•
Industries similar to G-III, specifically apparel and retail companies with a focus on accessible luxury brands; and

•
Companies from the comparator groups used by our comparators and by stockholder advisory groups.

The companies in the most recent pay level peer group included: Carter’s Inc.; Columbia Sportswear Co.; Deckers Outdoor Corp.; Fossil Group, Inc.; Lululemon Athletica, Inc.; Michael Kors Holdings Limited, Oxford Industries, Inc.; Skechers USA, Inc.; Steven Madden, Ltd.; Tapestry, Inc. (formerly, Coach, Inc. and Kate Spade & Co.); Under Armour, Inc.; and Wolverine World Wide, Inc.
In addition to these companies, Radford identified three additional companies which were too large to serve as pay comparators, but which were nonetheless viewed as possible sources for competitive intelligence regarding pay design and practices. The additional companies in the most recent practice peer group included: PVH Corp.; Ralph Lauren Corp.; and VF Corp.
The Consideration of Risk
The Compensation Committee incorporates considerations of risk into its deliberations regarding pay levels and practices, and believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Richard White, Chairman
Laura Pomerantz
Allen Sirkin
Willem van Bokhorst

FISCAL 2018 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers (collectively, “Named Executive Officers”, individually, a “Named Executive Officer”), based on fiscal 2018 total compensation. The table sets forth compensation information for the last three completed fiscal years ended January 31 in each year for services in all capacities to us and our subsidiaries, except for Jeffrey Goldfarb who became an executive officer in June 2016.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(2)	Total ($)
Morris Goldfarb Chairman of the Board and Chief Executive Officer	2018	1,000,000	6,285,064	3,173,570	—	—	277,968(3)	287,228	11,023,830
	2017	1,000,000	3,410,417	4,436,570	—	—	360,963(4)	303,465	9,511,415
	2016	1,000,000	11,306,340	4,384,533	—	—	—(5)	305,712	16,996,585
Neal S. Nackman Chief Financial Officer and Treasurer	2018	500,000	650,000	280,986	—	—	—	18,000	1,448,986
	2017	500,000	600,000	385,385	—	—	—	21,400	1,506,785
	2016	450,000	665,000	449,673	—	—	—	14,200	1,578,873
Sammy Aaron Vice Chairman	2018	750,000	4,103,000	2,115,706	—	—		31,113	6,999,819
	2017	750,000	2,239,727	3,221,673	—	—	—	30,913	6,242,313
	2016	750,000	7,380,560	7,772,196	—	—	—	37,812	15,940,568
Wayne S. Miller Chief Operating Officer and Secretary	2018	750,000	2,500,000	1,586,785	—	—	—	77,345	4,914,130
	2017	750,000	2,195,000	1,777,947	—	—	—	65,665	4,788,612
	2016	750,000	2,825,000	2,248,449	—	—	—	65,438	5,888,887
Jeffrey Goldfarb Executive Vice President and Director of Strategic Planning	2018	750,000	1,000,000	793,381	—	—	—	10,800	2,554,181
	2017	750,000	890,000	913,810	—	—	—	10,600	2,564,410

(1)
The amounts reflect the full grant date fair value of performance RSUs under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) awarded to the Named Executive Officers for fiscal 2018. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2018.

(2)
All Other Compensation includes the following:

Name	Fiscal Year	Life Insurance Premiums(a)	Matching Contribution to 401(k) Plan(b)	Perquisites	Total
Morris Goldfarb	2018	138,900	10,800	137,528(c)	287,228
	2017	158,900	10,600	133,965(d)	303,465
	2016	138,900	10,600	156,212(e)	305,712
Neal S. Nackman	2018	7,200	10,800	—	18,000
	2017	10,800	10,600	—	21,400
	2016	3,600	10,600	—	14,200
Sammy Aaron	2018	7,768	10,800	12,545(f)	31,113
	2017	7,768	10,600	12,545(f)	30,913
	2016	7,382	10,600	19,830(f)	37,812
Wayne S. Miller	2018	57,172	10,800	9,373(g)	77,345
	2017	46,025	10,600	9,040(g)	65,665
	2016	46,312	10,600	8,526(g)	65,438
Jeffrey Goldfarb	2018	—	10,800	—	10,800
	2017	—	10,600	—	10,600

(a)
The full amount of all premiums paid by G-III for life insurance coverage.

(b)
The full amount of our matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations).

(c)
Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $17,528 for the reimbursement of Mr. Goldfarb’s parking expenses.

(d)
Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $13,965 for the reimbursement of Mr. Goldfarb’s parking expenses.

(e)
Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $40,000 for tax services paid by us for Mr. Goldfarb and $16,212 for the reimbursement of Mr. Morris Goldfarb’s parking expenses.

(f)
The full amount paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.

(g)
The full amount paid by us for the reimbursement of Mr. Miller’s parking expenses.

(3)
Includes $73,568 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a gain of  $204,400 in the market value of the investments in the supplemental executive retirement plan account.

(4)
Includes $60,697 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a gain of  $300,266 in the market value of the investments in the supplemental executive retirement plan account.

(5)
There were $49,437 of dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a loss of  $247,641 in the market value of the investments in the supplemental executive retirement plan account, representing a net loss of $198,197.

Narrative Discussion of Fiscal 2018 Summary Compensation Table Information
For a narrative description of the material terms of each of Morris Goldfarb’s, Sammy Aaron’s, Wayne Miller’s and Jeffrey Goldfarb’s employment agreement, see “Compensation Discussion and Analysis —  Employment Agreements” above, and for a narrative description of the material terms of the grants of planned-based awards to our Named Executive Officers, see “Fiscal 2018 Grants of Plan Based Awards.” The following is a narrative explanation of the amount of base salary and bonus each for each of our Named Executive Officers in proportion to each Named Executive Officer’s respective total compensation.
Morris Goldfarb’s base salary constituted 5.9%, 10.5% and 9.1% of his total compensation for fiscal 2016, fiscal 2017 and fiscal 2018, respectively. His cash bonuses constituted 66.5%, 35.9% and 57.0% of his total compensation for fiscal 2016, fiscal 2017 and fiscal 2018, respectively.
Neal Nackman’s base salary constituted 28.5%, 33.2% and 34.5% of his total compensation for fiscal 2016, fiscal 2017 and fiscal 2018, respectively. His cash bonuses constituted approximately 42.1%, 39.8% and 44.9% of his total compensation for fiscal 2016, fiscal 2017 and fiscal 2018, respectively.
Sammy Aaron’s base salary constituted approximately 4.7%, 12.0% and 10.7% of his total compensation for fiscal 2016, fiscal 2017 and fiscal 2018, respectively. His cash bonuses constituted approximately 46.3%, 35.9% and 58.6% of his total compensation for fiscal 2016, fiscal 2017 and fiscal 2018, respectively.
Wayne Miller’s base salary constituted approximately 12.7%, 15.7% and 15.3% of his total compensation for fiscal 2016, fiscal 2017 and fiscal 2018, respectively, and his cash bonuses constituted 48.0%, 45.8% and 50.9% of his total compensation for fiscal 2016, fiscal 2017 and fiscal 2018, respectively.

Jeffrey Goldfarb’s base salary constituted 29.2% and 29.4% of his total compensation for fiscal 2017 and fiscal 2018, respectively. His cash bonuses constituted 34.7% and 39.2% of his total compensation for fiscal 2017 and fiscal 2018, respectively.
FISCAL 2018 GRANTS OF PLAN-BASED AWARDS
In March 2017, our Compensation Committee granted to each of our Named Executive Officers special awards in connection with the acquisition of DKI in December 2016. These grants were made with respect to performance in fiscal 2017 and are reflected in the Fiscal 2018 Summary Compensation Table as compensation for fiscal 2017. The following table summarizes the plan-based awards made to each of the Named Executive Officers in the fiscal year ended January 31, 2018, which consists of the March 2017 special awards of performance-based RSUs.
Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock Awards ($)(2)
Morris Goldfarb	March 28, 2017	99,157	$1,324,738
Sammy Aaron	March 28, 2017	61,973	$827,959
Wayne S. Miller	March 28, 2017	13,634	$182,150
Neal S. Nackman	March 28, 2017	4,957	$66,226
Jeffrey Goldfarb	March 28, 2017	8,676	$115,911

(1)
The amounts reflect the number of performance-based RSUs awarded to the Named Executive Officers in fiscal 2018 with respect to performance in fiscal 2017. These awards are subject to performance and time-based vesting conditions. The performance-based vesting condition in these awards was satisfied in March 2018.

(2)
The amounts reflect the full grant date fair value of performance-based RSUs under ASC 718 awarded to the Named Executive Officers in fiscal 2018. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2018.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END
The following table summarizes the outstanding stock awards held by each Named Executive Officer at January 31, 2018, consisting of shares of our Common Stock that may be delivered to each Named Executive Officer upon satisfaction of the vesting conditions of unvested performance-based RSUs. There were no stock option awards outstanding at that date that were held by our Named Executive Officers. The columns that refer to the number of or market value of  “Shares or Units of Stock That Have Not Vested” summarize unvested performance-based RSUs granted in prior fiscal years, as detailed in the footnotes to the table, for which threshold performance goals have been achieved but which remained subject to time vesting conditions as of January 31, 2018. The columns that refer to the number of or market value of “Unearned Shares or Units That Have Not Vested” summarize unvested performance-based RSUs granted in prior fiscal years, as detailed in the footnotes to the table, for which neither threshold performance conditions nor time vesting conditions had been satisfied as of January 31, 2018.
Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)(2)(3)
Morris Goldfarb	99,157(4)	3,703,514(4)	159,336(5)	5,951,200(5)
	67,468(6)	2,519,930(6)	103,287(7)	3,857,769(7)
	39,000(8)	1,456,650(8)	—	—
Neal S. Nackman	4,957(4)	185,144(4)	16,342(5)	610,374(5)
	6,920(6)	258,462(6)	10,593(7)	395,649(7)
	4,000(8)	149,400(8)	—	—
Sammy Aaron	61,973(4)	2,314,692(4)	122,566(5)	4,577,840(5)
	51,898(6)	1,938,390(6)	79,451(7)	2,967,495(7)
	30,000(8)	1,120,500(8)	—	—
	88,230(9)	3,295,390(9)	—	—
Wayne S. Miller	13,634(4)	509,230(4)	81,710(5)	3,051,869(5)
	34,599(6)	1,292,273(6)	52,967(7)	1,978,317(7)
	20,000(8)	747,000(8)	—	—
Jeffrey Goldfarb	8,676(4)	324,049(4)	40,855(5)	1,525,934(5)
	17,299(6)	646,118(6)	26,483(7)	989,140(7)
	10,000(8)	373,500(8)	—	—

(1)
Reflects performance-based RSUs issued to the Named Executive Officers for which performance goals had been achieved but which remained subject to time vesting conditions as of January 31, 2018.

(2)
Market value of unvested performance-based RSUs assume a price of  $37.35 per share of our Common Stock as of January 31, 2018.

(3)
Reflects performance-based RSUs issued to the Named Executive Officers for which neither performance goals nor time vesting conditions had been satisfied as of January 31, 2018.

(4)
Reflects performance-based RSUs issued to the Named Executive Officers in fiscal 2018 under the 2015 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock became vested as to one-third of such shares on March 28, 2018, and will become vested as to one-third of such shares on each of March 28, 2019 and March 28, 2020.

(5)
Reflects performance-based RSUs issued to the Named Executive Officers in fiscal 2017 under the 2015 Plan. If the performance conditions of such performance-based RSUs are satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in equal portions on each of January 27, 2019 and January 27, 2020.

(6)
Reflects performance-based RSUs issued to the Named Executive Officers in fiscal 2015 under the 2005 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested in equal portions on each of October 5, 2018 and October 5, 2019.

(7)
Reflects performance-based RSUs issued to the Named Executive Officers in fiscal 2016 under the 2015 Plan. If the performance conditions of such performance-based RSUs are satisfied, each Named Executive Officer’s right to receive these shares of Common Stock conditions of such performance-based RSUs are satisfied on or before December 10, 2018, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in accordance with the following schedule: 25% upon satisfaction of the performance condition, and 25% on each of December 10, 2018, December 10, 2019 and December 10, 2020.

(8)
Reflects performance-based RSUs issued to the Named Executive Officers in fiscal 2014 under the 2005 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested on October 5, 2018.

(9)
Reflects performance-based RSUs issued to Mr. Aaron in fiscal 2016 under the 2005 Plan. Mr. Aaron’s right to receive these shares of Common Stock will become vested as to 35,292 shares on April 12, 2019 and as to 52,938 shares on June 12, 2020.

FISCAL 2018 OPTION EXERCISES AND STOCK VESTED
The following table sets forth information as to all shares vested for the Named Executive Officers for the fiscal year ended January 31, 2018. No options were exercised in the fiscal year ended January 31, 2018.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Morris Goldfarb	122,734	3,556,831
Neal S. Nackman	12,460	361,091
Sammy Aaron	88,949	2,577,742
Wayne S. Miller	62,300	1,805,454
Jeffrey Goldfarb	33,650	975,177

(1)
Reflects shares issued on vesting of performance RSUs. These RSUs vested on October 5, 2017.

(2)
Reflects the aggregate value of the shares issued at a market price of  $28.98 on October 5, 2017.

FISCAL 2018 NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth information on deferred compensation plans of the Named Executive Officers that are not tax-qualified for the fiscal year ended January 31, 2018:
Name	Executive Contributions in Fiscal 2018 ($)	Registrant Contributions in Fiscal 2018 ($)	Aggregate Earnings (Loss) in Fiscal 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at January 31, 2018 ($)
Morris Goldfarb	—	100,000(1)	277,968(2)	—	1,758,220(3)

(1)
Amount has been reported as “All Other Compensation” in the Fiscal 2018 Summary Compensation Table.

(2)
Amount has been reported in the calculation of the “Change in Pension Value and Nonqualified Deferred Compensation” in the Fiscal 2018 Summary Compensation table. See footnote (4) to the Fiscal 2018 Summary Compensation table. Purchases and sales of securities are recorded on a settlement date basis. Interest income compounds daily and is credited monthly on an accrual basis, and dividends are recorded on a payment date basis. Aggregate earnings (loss) includes the plan’s gains and losses on investments bought and sold, as well as held during the year.

(3)
Reflects the aggregate amount of contributions by G-III for the Named Executive Officer during his career with G-III plus the investment earnings thereon. Amounts deferred each year by the Named Executive Officer have been reported in the Summary Compensation Table in G-III’s Proxy Statement in the year earned. There were no deferrals in fiscal 2018.

Pursuant to Morris Goldfarb’s employment agreement, we have contributed $100,000 to a supplemental pension trust for Mr. Goldfarb’s benefit for fiscal 2018.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron, Wayne Miller and Jeffrey Goldfarb, and executive transition agreements with each of Neal Nackman, Wayne Miller and Jeffrey Goldfarb, which require us to make payments and provide benefits to them in the event of a termination of employment or a change in control.
Severance and Change in Control Arrangements with Morris Goldfarb
In the event we terminate Mr. Goldfarb’s employment for cause (as defined in his employment agreement, as amended) or Mr. Goldfarb voluntarily resigns without cause (as defined in his employment agreement, as amended), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary, pro rata bonus and other compensation accrued through the date of the termination.
In the event we terminate Mr. Goldfarb’s employment without cause, or Mr. Goldfarb terminates his employment for cause, Mr. Goldfarb will receive the salary, bonus and other benefits he otherwise would have received if his employment had continued for the then remaining term of the employment agreement. The salary portion would be paid in a lump sum, and the bonus and benefits portions will be due as and when they would otherwise have been paid or provided. If such termination is effectuated after the occurrence of a “Change in Control” (as defined in the employment agreement), then, in lieu of the payments described in the preceding sentence, Mr. Goldfarb will be entitled to receive a formula-based lump sum cash payment determined with reference to Section 280G of the Code, plus three years of employee benefit continuation. In general, the formula-based cash severance payment would be an amount equal to the excess of  (a) 2.99 times average of Mr. Goldfarb’s annual compensation for the preceding five years, over (b) the value of any other payments and benefits (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards) which are deemed to be contingent upon the occurrence of the Change in Control under Section 280G of the Code. If Mr. Goldfarb’s employment is terminated due to his death, Mr. Goldfarb’s estate will be entitled to receive the base salary for a period of six months from the last day of the month of his death and will be eligible to receive bonus compensation pro-rated according to the number of days of employment in the fiscal year of his death.
Severance and Change in Control Arrangements with Sammy Aaron
If we terminate Mr. Aaron’s employment for justifiable cause (as defined in his employment agreement) or Mr. Aaron voluntarily resigns without good reason (as defined in his employment agreement), Mr. Aaron will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.
In the event Mr. Aaron’s employment is terminated without justifiable cause or by Mr. Aaron for good reason, Mr. Aaron will continue to receive his annual salary, bonus and other benefits for the balance of the term of the employment agreement. However, if a “Change in Control” (as defined in the employment agreement) occurs and Mr. Aaron is terminated without justifiable cause, or if he resigns for good reason within three months of the event giving rise to such good reason, he will be entitled to cash severance of an amount equal to 2.0 times the sum of  (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over 24 months. In addition, Mr. Aaron will be entitled to receive continuing health benefits for up to 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Aaron’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his agreement. The cash severance amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Aaron may receive (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a Change in Control occurs). If Mr. Aaron’s employment agreement is terminated due to his disability or death, Mr. Aaron will be entitled to receive such portion of his annual salary, accrued leave and reimbursement of expenses as has been accrued through the date on which his employment is terminated or through the date of his death.

Mr. Aaron has agreed that, for one year following the termination of his employment (or for a shorter period under certain circumstances following a Change in Control) he will not, directly or indirectly, (a) compete with any business of the Company, (b) interfere with the Company’s business relationships, or (c) solicit or hire Company employees. In addition, Mr. Aaron has agreed that at any time following the termination of his employment, he will not disclose confidential information (as defined in the employment agreement) of the Company acquired during his employment.
Severance and Change in Control Arrangements with Wayne Miller
If we terminate Mr. Miller’s employment for justifiable cause (as defined in his employment agreement) or Mr. Miller voluntarily resigns without good reason (as defined in his employment agreement), Mr. Miller will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.
In the event Mr. Miller’s employment is terminated without justifiable cause or by Mr. Miller for good reason, Mr. Miller will be entitled to continue to receive his annual salary and bonus for a period of twenty-four months (the “severance period”). His annual bonus for each twelve month period during the severance period shall be equal to the greater of  (i) the average annual cash bonus earned by Mr. Miller during the two fiscal years immediately preceding the fiscal year in which Mr. Miller’s employment terminates and (ii) an annual bonus amount of  $500,000. The salary and bonus will be payable over 24 months. In addition, Mr. Miller will receive continuing employee benefits (or their equivalent) for 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Miller’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his employment agreement. If Mr. Miller’s employment agreement is terminated due to his disability or death, Mr. Miller will be entitled to receive such portion of his annual salary, reimbursement of expenses and any bonus as has been accrued through the date on which his employment is terminated.
Mr. Miller is also a party to an executive transition agreement that provides for separation payments and benefits if his employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement). In that event, subject to timely delivery of a general release, Mr. Miller will receive cash separation pay in an amount equal to 2.0 times the sum of  (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over the 24-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Miller will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payment amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Miller may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs). The separation payments and benefits under Mr. Miller’s executive transition agreement will be reduced by the amount of the comparable payments and benefits he would be entitled to receive under his employment or any other agreement in order to avoid duplication.
Severance and Change in Control Arrangements with Neal Nackman
In the event that Neal Nackman is terminated without “Cause” (as defined in his severance letter agreement), Mr. Nackman will be entitled to severance payments equal to one year of benefits previously provided, salary and bonus (based on the average of his bonus in the two years prior to termination).
Mr. Nackman is also a party to an executive transition agreement. If Mr. Nackman’s employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement), then, subject to timely delivery of a general release, he will be entitled to receive cash separation pay in an amount equal to 1.5 times the sum of  (a) his highest annual salary in effect during the one-year period before the termination of his employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment. The cash separation pay, as so determined, will be payable over the 18-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Nackman will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payments will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Nackman may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs).
Severance and Change in Control Arrangements with Jeffrey Goldfarb
If we terminate Mr. Goldfarb’s employment for justifiable cause (as defined in his employment agreement) or Mr. Goldfarb voluntarily resigns without good reason (as defined in his employment agreement), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.
In the event Mr. Goldfarb’s employment is terminated without justifiable cause or by Mr. Goldfarb for good reason, Mr. Goldfarb will be entitled to continue to receive his annual salary and bonus for a period of twenty-four months (the “severance period”). His annual bonus for each twelve month period during the severance period shall be equal to the greater of  (i) the average annual cash bonus earned by Mr. Goldfarb during the two fiscal years immediately preceding the fiscal year in which Mr. Goldfarb’s employment terminates and (ii) an annual bonus amount of  $500,000. The salary and bonus will be payable over 24 months. In addition, Mr. Goldfarb will receive continuing employee benefits (or their equivalent) for 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Goldfarb’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his employment agreement. If Mr. Goldfarb’s employment agreement is terminated due to his disability or death, Mr. Goldfarb will be entitled to receive such portion of his annual salary, reimbursement of expenses and any bonus as has been accrued through the date on which his employment is terminated.
Mr. Goldfarb is also a party to an executive transition agreement that provides for separation payments and benefits if his employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement). In that event, subject to timely delivery of a general release, Mr. Goldfarb will receive cash separation pay in an amount equal to 2.0 times the sum of  (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over the 24-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Goldfarb will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payment amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Goldfarb may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs). The separation payments and benefits under Mr. Goldfarb’s executive transition agreement will be reduced by the amount of the comparable payments and benefits he would be entitled to receive under his employment or any other agreement in order to avoid duplication.
Acceleration of Vesting upon Termination or Change in Control
There are no agreements with the Named Executive Officers that provide for an automatic acceleration of vesting of equity awards upon the occurrence of a change in control. Under the terms of our equity incentive plans, however, vesting of any outstanding equity awards that are assumed by the acquiring company will accelerate upon an involuntary termination of employment within two years after the date of the change in control — a so-called “double trigger” vesting condition. If an equity award is not assumed by the acquiring company, then, under the terms of the plans, vesting will accelerate as part of the change in control transaction.
Estimated Payouts on Termination of Employment
The following tables disclose the estimated payments and benefits that would be provided to each of Morris Goldfarb, Sammy Aaron, Wayne Miller, Neal Nackman and Jeffrey Goldfarb, applying the assumptions that each of the triggering events described in their respective employment or executive transition agreements took place on January 31, 2018 and their last day of employment was January 31, 2018.
These amounts are in addition to benefits payable generally to our salaried employees, such as distributions under G-III’s 401(k) plan, disability benefits and accrued vacation pay.
The nature and amount of separation payments and benefits provided upon the events discussed below are dependent upon a number of factors. Accordingly, any actual amounts paid or distributed may be different from those set forth below. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.
Morris Goldfarb, Chairman and Chief Executive Officer
	Termination without Cause or Resignation for Cause	Termination without Cause or Resignation for Cause in Connection with a Change in Control
Cash Separation Payment(s)	$21,855,192(1)	$28,344,508(2)
Accelerated Vesting of Equity Awards	—	$17,489,063(3)
Value of Continuing Employee Benefits	$460,779(4)	$460,779(4)
Total	$22,315,971	$46,294,350

(1)
This amount assumes that, on the date of termination, the remaining term of Mr. Goldfarb’s employment agreement is three years (which is the maximum potential remaining term). The cash payment is based on Mr. Goldfarb’s salary and annual bonus for the fiscal year ended January 31, 2018 and is composed of  $3,000,000 of salary replacement (3 years x $1,000,000 annual salary rate) payable upon termination, plus $18,855,192 of annual bonus replacement (3 years x $6,285,064 annual bonus). The estimated bonus component is based upon the assumption that the bonus formula in Mr. Goldfarb’s employment agreement will yield the same annual amount in the future as it did for fiscal 2018. Depending upon actual future bonus amounts, the total cash separation payments will be higher or lower than the amount shown above.

(2)
This amount is equal to the excess of  $46,294,350 (2.99 times Mr. Goldfarb’s average annual compensation for 2013 through 2017) over $17,949,842 (the total gross value of the non-cash post-change in control severance benefits described in notes (3) and (4) below). As indicated in note 3 below, the Section 280G value of accelerated vesting of equity awards (calculated in accordance with the tax regulations issued under Section 280G of the Code) would be less than the gross value of the outstanding unvested awards. The actual amount of the cash severance payment and the total amount of cash and non-cash severance payments and benefits, as shown in the table, would thus be increased to the extent that the Section 280G value of accelerated vesting of equity awards is less than $17,489,063 (see note 3 below). In any event, however, the total amount of Mr. Goldfarb’s post-change in control severance payments and benefits will still be less than the maximum amount that could be paid to him without adverse tax consequences under Section 280G.

(3)
This amount represents the gross value of accelerated vesting of unvested equity awards outstanding as of January 31, 2018, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2018 Year-End” above. For purposes of applying Section 280G of the Code, however, the value of such accelerated vesting would be reduced to reflect a present value factor and the likelihood that the equity awards would have become vested in any event (i.e., as if Mr. Goldfarb’s employment is not involuntarily terminated after the change in control). As indicated in note (2) above, the difference between the gross value of accelerated vesting ($17,489,063) and the lower Section 280G value would result in a corresponding increase in the cash severance payment and the total amount of payments and benefits shown in the above table.
(4)
The figures for benefit continuation represent the estimated value of all employee benefits for three years in the case of a non-change in control termination or a post-change in control termination.

Sammy Aaron, Vice Chairman
	Termination without Cause or Resignation for Good Reason	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Cash Separation Payment(s)	$4,853,000(1)	$9,706,000(2)
Accelerated Vesting of Equity Awards	—	$16,214,307(3)
Value of Continuing Employee Benefits	$31,158(4)	$46,780(4)
Total	$4,884,158	$25,967,087

(1)
This amount assumes that, on the date of termination, the remaining term of Mr. Aaron’s employment agreement is one year. The cash payment is based on Mr. Aaron’s salary and annual bonus for the fiscal year ended January 31, 2018 and is composed of  $750,000 of salary and $4,103,000 of annual bonus. The salary component will be payable in the form of salary continuation, and the bonus component will be payable when the bonus would have been paid if Mr. Aaron’s employment had not terminated. Mr. Aaron’s right to receive the cash separation payments is subject to his providing a general release to the Company and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement.

(2)
This amount reflects the formula post-change in control separation pay contained in Mr. Aaron’s employment agreement — i.e., 2.0 times the sum of  (a) his salary as of January 31, 2018 ($750,000), plus (b) his average annual bonus for the two preceding fiscal years (assuming that the average annual cash bonus earned by Mr. Aaron during the two fiscal years preceding the fiscal year in which Mr. Aaron’s employment terminates is $4,103,000, which is equal to the regular bonus earned by Mr. Aaron for fiscal 2018). The total amount of the cash separation payment would be payable in equal installments over 24 months following Mr. Aaron’s termination of employment, and would be subject to his providing a general release and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement. The cash severance amount shown in the table would be reduced if and to the extent that the total value of the post-change in control cash severance and benefits (calculated in accordance with tax regulations issued under Section 280G of the Code) is greater than Mr. Aaron’s “280G threshold amount.” Mr. Aaron’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2013 through 2017 if a change in control had occurred on January 31, 2018). As of January 31, 2018, Mr. Aaron’s 280G threshold amount was $30,963,777. Based upon the figures shown in the table, Mr. Aaron’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

(3)
This amount represents the gross value of accelerated vesting of Mr. Aaron’s unvested equity awards outstanding as of January 31, 2018, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2018 Year-End” above.

(4)
The figures for benefit continuation represent the estimated value of all employee benefits for one year in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation in the case of a post-change in control termination.

Wayne S. Miller, Chief Operating Officer
	Termination without Cause or Resignation for Good Reason	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$1,500,000(1)	$1,500,000(1)
Bonus	$5,000,000(2)	$5,000,000(2)
Accelerated Vesting of Equity Awards	—	$7,578,689(3)
Value of Continuing Employee Benefits	$161,124(4)	$46,780(4)
Total	$6,661,124	$14,125,469

(1)
Assumes a base salary of  $750,000 per year.

(2)
This amount assumes that the annual cash bonus earned by Mr. Miller during the two fiscal years preceding the fiscal year in which Mr. Miller’s employment terminates is $2,500,000, which is equal to the regular bonus earned by Mr. Miller for fiscal 2018. Mr. Miller’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2013 through 2017 if a change in control had occurred on January 31, 2018). As of January 31, 2018, Mr. Miller’s 280G threshold amount was $17,729,334. Based upon the figures shown in the table, Mr. Miller’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

(3)
This amount represents the gross value of accelerated vesting of Mr. Miller’s unvested equity awards outstanding as of January 31, 2018, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2018 Year-End” above.

(4)
The figures for benefit continuation represent the estimated value of all employee benefits for 24 months in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

Neal S. Nackman, Chief Financial Officer
	Termination without Cause	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$500,000(1)	$750,000(1)
Bonus	$650,000(2)	$975,000(2)
Accelerated Vesting of Equity Awards	—	$1,599,028(3)
Value of Continuing Employee Benefits	$21,893(4)	$22,040(4)
Total	$1,171,893	$3,346,068

(1)
Assumes a base salary of  $500,000 per year.

(2)
This amount assumes that the annual cash bonus earned by Mr. Nackman during the two fiscal years preceding the fiscal year in which Mr. Nackman’s employment terminates is $650,000, which is equal to the regular annual bonus earned by Mr. Nackman for fiscal 2018. Mr. Nackman’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2013 through 2017 if a change in control had occurred on January 31, 2018). As of January 31, 2018, Mr. Nackman’s 280G threshold amount was $4,987,121. Based upon the figures shown in the table, Mr. Nackman’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

(3)
This amount represents the gross value of accelerated vesting of Mr. Nackman’s unvested equity awards outstanding as of January 31, 2018, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2018 Year-End” above.

(4)
The figures for benefit continuation represent the estimated value of all employee benefits for one year in the case of a non-change in control termination, and the estimated value of 18 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

Jeffrey Goldfarb, Executive Vice President
	Termination without Cause or Resignation for Good Reason	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$1,500,000(1)	$1,500,000(1)
Bonus	$2,000,000(2)	$2,000,000(2)
Accelerated Vesting of Equity Awards	—	$3,858,740(3)
Value of Continuing Employee Benefits	$46,780(4)	$46,780(4)
Total	$3,546,780	$7,405,520

(1)
Assumes a base salary of  $750,000 per year.

(2)
This amount assumes that the annual cash bonus earned by Mr. Goldfarb during the two fiscal years preceding the fiscal year in which Mr. Goldfarb employment terminates is $1,000,000, which is equal to the regular bonus earned by Mr. Goldfarb for fiscal 2018. Mr. Goldfarb’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2013 through 2017 if a change in control had occurred on January 31, 2018). As of January 31, 2018, Mr. Goldfarb’s 280G threshold amount was $7,606,244. Based upon the figures shown in the table, Mr. Goldfarb’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

(3)
This amount represents the gross value of accelerated vesting of Mr. Goldfarb’s unvested equity awards outstanding as of January 31, 2018, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2018 Year-End” above.

(4)
The figures for benefit continuation represent the estimated value of all employee benefits for 24 months in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

CEO PAY RATIO
The total compensation for fiscal 2018 of our Chief Executive Officer, Morris Goldfarb, was $11,023,830, as reflected in the Fiscal 2018 Summary Compensation Table above. We estimate that the median annual compensation for all G-III employees, excluding Morris Goldfarb, was $6,381 for fiscal 2018. As a result, we estimate that the ratio of Morris Goldfarb’s fiscal 2018 annual total compensation to that of our median employee for fiscal 2018 was 1,728 to 1.
As of December 31, 2017, G-III employed 9,268 employees worldwide, of which approximately 92.2% were employed in the U.S., 2.4% were employed in Europe and 5.4% were employed in Asia. All compensation elements for non-U.S. employees were converted to U.S. dollars using monthly average exchange rates used by our accounting department. In addition, as of December 31, 2017, approximately 44.6% of our employees worldwide were part-time employees and approximately 19.2% were seasonal or temporary employees. The CEO pay ratio reported above is skewed upwards by the significant number of part-time and seasonal employees, paid on an hourly basis, that work in retail stores owned and operated by us.
We identified the median employee using individual income tax compensation reporting for all employees, except Morris Goldfarb, employed by us on December 31, 2017, whether employed on a full-time, part-time, seasonal or temporary basis. We calculated annual total compensation of the median employee in the same manner as our Named Executive Officers in the Fiscal 2018 Summary Compensation Table included in this Proxy Statement, except that we annualized the compensation of employees employed by us on December 31, 2017 to determine median fiscal 2018 compensation. We did not annualize the compensation for any employee employed for less than the calendar year 2017.
The foregoing pay ratio disclosure, which is provided pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, is intended only to reflect G-III’s reasonable good faith estimate of the CEO pay ratio. It is based on the methodologies, assumptions and estimates described above and is not necessarily comparable to the CEO pay ratios reported by other companies.

DIRECTOR COMPENSATION
Our Non-Employee Directors receive an annual cash retainer of  $35,000 per year for service as a director of G-III. In addition, Non-Employee Directors receive a fee of  $1,000 per Board or Committee meeting attended, subject to the proviso in the next sentence, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings. Members of the Audit and Compensation Committees receive an annual retainer of  $10,000, provided that no per meeting fees are paid unless the number of Audit or Compensation Committee meetings exceeds five per year.
Additional annual fees paid to Non-Employee Directors are as follows:
Role	Annual Fee
Lead Independent Director	$30,000
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$10,000
Chair of the Nominating and Corporate Governance Committee	$6,000
The Compensation Committee has a policy to make an annual grant to non-employee directors of RSUs valued at $100,000 with a vesting period of three years. The Lead Independent Director receives an additional annual grant of RSUs valued at $50,000 that also vests over the same period of three years. In March 2018, the Compensation Committee decided that the Chair of the Audit Committee would receive an additional annual grant of RSUs valued at $25,000 and that the Chair of the Nominating and Corporate Governance Committee would receive an additional annual grant of RSUs valued at $15,000, with such grants vesting over the same period of three years. All of these RSU grants are subject to the election of each person as a director at the Annual Meeting.
Fiscal 2018 Director Compensation Table
Set forth below is a table presenting compensation information with respect to all of our Directors for the fiscal year ended January 31, 2018, other than Morris Goldfarb, Sammy Aaron, Jeffrey Goldfarb and Jeanette Nostra. None of Morris Goldfarb, Sammy Aaron or Jeffrey Goldfarb receives any compensation for his services as a director, because each of them serves as and is compensated as an executive officer. Compensation information for Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb is reported in the Fiscal 2018 Summary Compensation Table appearing elsewhere in this Proxy Statement. Jeanette Nostra does not receive any compensation for her services as a director because she is a senior advisor to G-III and is compensated as our employee.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Thomas J. Brosig	46,000	99,975(2)	—	—	145,975
Alan Feller	72,000	99,975(2)	—	—	171,975
Laura Pomerantz	48,000	99,975(2)	—	—	147,975
Allen Sirkin	49,000	99,975(2)	—	—	148,975
Willem van Bokhorst	62,000	99,975(2)	—	—	161,975
Cheryl Vitali	40,000	99,975(2)	—	—	139,975
Richard White	103,000	149,988(2)	—	—	252,988

(1)
The amount indicated includes the annual cash retainer, annual payments to the chairs of committees and fees for each Board or committee meeting attended.

(2)
In March 2017, our Compensation Committee granted each of Thomas Brosig, Alan Feller, Laura Pomerantz, Willem van Bokhorst, Cheryl Vitali, Allen Sirkin and Richard White RSUs that enable each of them to receive up to 3,878 shares of our Common Stock, subject to satisfaction of specified conditions. In addition, our Compensation Committee granted an additional 1,940 RSUs to Mr. White in recognition of his service as Lead Independent Director. All of these awards became effective after each director’s election to the Board at the 2017 Annual Meeting and vest over a three-year period. The dollar value of these stock awards is based on the closing price per share of our Common Stock on the grant date, which constitutes the grant date fair value computed in accordance with ASC 718. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2018. At January 31, 2018, the directors named in the table above held unvested RSUs as follows: Mr. Thomas Brosig, 6,667 RSUs; Mr. Alan Feller, 6,667 RSUs; Ms. Laura Pomerantz, 6,667 RSUs; Mr. Allen Sirkin, 7,467 RSUs; Mr. Willem van Bokhorst, 6,667 RSUs; Ms. Cheryl Vitali, 6,667 RSUs; and Mr. Richard White, 10,001 RSUs. In addition, at that date, the following directors held stock options to purchase our Common Stock as follows: Mr. Thomas Brosig, 3,600; Ms. Laura Pomerantz, 18,000 Mr. Willem van Bokhorst, 12,000; and Mr. Richard White, 9,600.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Eleven directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the eleven persons named below (all of whom are currently our directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.
Set forth below is information provided by each director with respect to that person’s age, all positions held, principal occupation and business experience for the past five years and the names of other publicly-held companies of which the director currently serves as a director or has served as a director during the past five years. We also provide information regarding each nominee’s specific experience, qualifications, attributes or skills that led our Board to the conclusion that the nominee should serve as a director.
Director	Age	Year First Became Director	Business Experience
Morris Goldfarb	67	1974
Chairman of the Board and Chief Executive Officer of G-III. Mr. Goldfarb has served as an executive officer of G-III and our predecessors since our formation in 1974. Mr. Goldfarb served as a director of RLJ Entertainment, Inc. from April 2012 to June 2015, Oppenheimer Holdings Inc. from May 2013 to May 2015 and of Christopher & Banks Corporation from January 2011 to June 2013. Mr. Goldfarb has significant knowledge of all facets of our company. His long history with the Company, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.

Sammy Aaron	58	2005
Vice Chairman of G-III since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005 and President since September 2016. Mr. Aaron is also the Chief Executive Officer of our Calvin Klein divisions. Mr. Aaron has over 25 years of experience and expertise in the apparel industry, as well as a broad working knowledge of our company, enabling him to make significant contributions to our Board.

Thomas J. Brosig(1)(3)	68	1992
Since January 2017, Mr. Brosig has been President of Nikki Beach Worldwide and President and Chief Executive Officer of Penrod’s Restaurant Group. From 2013 to 2016, Mr. Brosig was a strategic business consultant. Mr. Brosig was Chief Executive Officer of MVB Holdings LLC from December 2011 until November 2012. Mr. Brosig was a consultant in the gaming and hospitality industries from 2003 to 2011. From January 1999 through February 2003, he served as Senior Vice-President for Park Place Entertainment. Mr. Brosig is an experienced business executive whose leadership roles in the past at other public companies provide him with insight and perspective as a member of our Board.

Director	Age	Year First Became Director	Business Experience
Alan Feller(1)	76	1996
Mr. Feller is currently retired. Mr. Feller was our Chief Financial Officer from December 1989 to April 1998, and served as our Executive Vice President, Treasurer and Secretary from January 1990 through July 1995. Mr. Feller served as a consultant to us from May 1998 through October 1999. Mr. Feller is a Certified Public Accountant. Mr. Feller has broad knowledge about us from his service as an officer and director of G-III. His financial and accounting background are of great service to our Board.

Jeffrey Goldfarb	41	2009
Mr. Goldfarb has been our Executive Vice President and Director of Strategic Planning since June 2016. From 2004 to June 2016, Mr. Goldfarb served as our Director of Business Development. He has been employed full-time by G-III in several other capacities since 2002. Mr. Goldfarb serves as a director of Delivering Good, formerly K.I.D.S./Fashion Delivers, a charitable organization that facilitates the donation of excess apparel inventory to disaster victims and other people in need. Mr. Goldfarb is also licensed as an attorney. Mr. Goldfarb has worked in a variety of positions at G-III that provide him with a broad knowledge of our business and the ability to provide significant input to our Board with respect to operational matters.

Jeanette Nostra	66	2013
Ms. Nostra is currently a senior advisor at G-III. She served as G-III’s President from April 1997 to September 2013. From March 2008 to July 2011, Ms. Nostra also acted as President of the G-III’s Andrew Marc division. G-III has employed Ms. Nostra since 1981, and her responsibilities have included sales, marketing, product development and licensing for selected divisions, as well as business development for international sales. As a result, she brings broad knowledge about our business to the Board.

Laura Pomerantz(2)	70	2005
Since October 2014, Ms. Pomerantz has been Vice Chairman and Head of Strategic Accounts at Cushman & Wakefield. Since April 2013, she has also served as Principal and Chief Executive Officer of Laura Pomerantz Real Estate LLC, a real estate firm offering commercial real estate advisory and execution services. From 2001 until April 2013, Ms. Pomerantz was a principal of PBS Real Estate, LLC, a real estate firm offering commercial real estate advisory and execution services. Since 2007, she has served as a director of Retail Opportunity Investments Corp., a publicly traded REIT. Ms. Pomerantz is an experienced business executive with a significant background in the real estate, apparel and retail fields that is of great benefit to decision-making by our Board.

Director	Age	Year First Became Director	Business Experience
Allen Sirkin(2)	76	2013
Mr. Sirkin was employed by PVH Corp., one of the world’s largest apparel companies, from 1985 until June 2012. He served as Chairman of PVH’s Apparel Group from 1990 until 1995, was named Vice Chairman, Dress Shirts in 1995 and became President and Chief Operating Officer of PVH in March 2006. Mr. Sirkin relinquished his role as Chief Operating Officer of PVH in February 2012 and retired from PVH in June 2012. Prior to his service with PVH, he was employed by a number of apparel companies in senior executive positions. Mr. Sirkin’s long and distinguished career and his extensive experience in and knowledge of the apparel industry are of great benefit to our Board.

Willem van Bokhorst(1)(2)	72	1989
Mr. van Bokhorst has been Managing Partner of STvB Advocaten, a Curaçao law firm with offices in Curaçao, Amsterdam and New York, for more than twenty five years. Mr. van Bokhorst has significant international business and legal experience that are valuable assets to our Board.

Cheryl Vitali(3)	57	2011
Ms. Vitali has been the General Manager for the Kiehl’s Worldwide division of L’Oreal, a leading cosmetics and beauty products company, where she oversees the worldwide strategy, product innovation and retail marketing plans for the Kiehl’s brand since 2010. She has been with L’Oreal since 2003 and has also served as Senior Vice President —  Marketing for the Lancôme brand from 2009 to 2010 and the Maybelline New York/Garnier brand from 2003 to 2009. Prior to L’Oreal, she held various executive positions with Revlon Consumer Products Company, a cosmetics and beauty care company. She was Executive Vice President, General Manager, Revlon Global Brands, from 2000 to 2002 and Executive Vice President, Marketing Portfolio Group from 1998 to 2000. Ms. Vitali is an experienced business executive with significant retail, marketing and consumer product experience and expertise that is of great benefit to our Board.

Richard White(1)(2)(3)(4)	64	2003
Mr. White has been Chief Executive Officer of Aeolus Capital Group LLC, an investment management firm, since May 2017. From June 2004 until April 2017, Mr. White was a Managing Director and head of the Private Equity Investment Department of Oppenheimer & Co. Inc. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC. From 1985 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Since 2004, Mr. White has been a director of Escalade Inc., a manufacturer of sporting goods, and currently serves as Chairman of the Board of Directors. Since 2017, Mr. White has served as a director of Legacy Acquisition Corp., a blank check company that intends to

Director	Age	Year First Became Director	Business Experience

engage in a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Mr. White served as a director of Real Goods Solar, Inc., a residential and commercial solar energy company, from December 2013 until December 2014 and of Lakes Entertainment Inc., a company that develops and manages casino properties, from December 2006 until June 2013. Mr. White previously served as a director of G-III from November 1991 to July 1993. Mr. White is a Certified Public Accountant and has been a high level participant in the investment banking, private equity and finance area for his entire business career. His understanding of strategic planning, acquisitions and the capital markets, as well as the apparel industry, enable him to make significant contributions to our Board.

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

(4)
Lead Independent Director

Morris Goldfarb and Jeffrey Goldfarb are father and son, respectively.
THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE ELEVEN NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THEIR ELECTION.

PROPOSAL NO. 2
ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act enables stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. In light of the results of the stockholders’ nonbinding advisory vote at the 2017 Annual Meeting with respect to the frequency with which stockholders will vote for the approval of the compensation of G-III’s Named Executive Officers, G-III currently intends to hold an annual nonbinding advisory vote on such Named Executive Officer compensation.
We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that G-III’s stockholders approve, on an advisory basis, the compensation of G-III’s Named Executive Officers, as disclosed in G-III’s Proxy Statement for the 2018 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and other related tables and disclosure.
The “say-on-pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board of Directors. However, the Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, will consider the stockholders’ concerns and the Board and Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III’s accounting and financial reporting processes and reviewing and discussing G-III’s audited financial statements with management. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of Ernst & Young LLP, G-III’s independent registered public accounting firm.
Management is responsible for G-III’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. G-III’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III’s financial statements.
The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III’s financial statements has been carried out in accordance with generally accepted auditing standards or that G-III’s independent accountants are in fact “independent.”
Review of Audited Financial Statements.   The Audit Committee has reviewed G-III’s audited financial statements for the fiscal year ended January 31, 2018 as prepared by management and audited by Ernst & Young LLP, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.
Recommendation.   In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2018 be included in G-III’s Annual Report on Form 10-K for that fiscal year.
Audit Committee
Alan Feller, Chairman
Willem van Bokhorst
Richard White

PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.
	Fiscal Year Ended January 31,
	2018	2017
Audit fees	$2,976,000	$3,189,000
Audit-related fees	5,000	1,480,000
Tax fees	1,294,000	755,000
All other fees	5,000	—
Total	$4,280,000	$5,424,000

Audit Fees.   Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of management’s assessment and overall effectiveness of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, statutory audits of foreign subsidiaries during each fiscal year and audit work related to the adoption of the new revenue recognition standard and implementation of the new leasing standard.
Audit-Related Fees.   In fiscal 2018, audit related fees were with respect to our employee benefit plan audit. In fiscal 2017, audit-related fees primarily included fees in connection with financial and tax due diligence procedures performed related to the acquisition of Donna Karan International.
Tax Fees.   Tax fees include services related to U.S. and international tax compliance, assistance with tax audits, tax advice and tax planning. These services also included services related to sales and use tax administration, transfer pricing studies, transaction tax matters and assistance on miscellaneous international tax issues.
All Other Fees.   All other fees include services related to an accounting research tool.
The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP’s independence and all of the above services were pre-approved by the Audit Committee.
It is the Audit Committee’s policy to pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services, which, in the Audit Committee’s judgment, will not impair the accountants’ independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant’s independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019. Ernst & Young LLP has served as our auditors since 2000. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2018. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if such person desires to do so, and is expected to be available to respond to appropriate questions from stockholders.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have had in effect for many years a Code of Ethics and Conduct that contains our conflicts of interest policy. Our Audit Committee has been responsible for reviewing transactions that might involve our Code of Ethics and Conduct and for reviewing related party transactions. In addition, our Board of Directors has also adopted a written related party transactions policy. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions involving less than ten thousand dollars ($10,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering this policy. However, our policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Compensation Committee reviewed and approved the compensation of Mr. Jeffrey Goldfarb set forth in this proxy statement and our Audit Committee ratified the approval by our Compensation Committee.
Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman and Chief Executive Officer and a director of G-III, is our Executive Vice President and Director of Business Development. Mr. Jeffrey Goldfarb has been employed by us since 2002 in several different capacities. Mr. Jeffrey Goldfarb is also a member of our Board of Directors and a named executive officer. His compensation for the fiscal year ended January 31, 2018 is discussed in the “Compensation Discussion and Analysis” and in the Fiscal 2018 Summary Compensation Table, other tables relating to equity awards and the related narrative disclosure above. His employment agreement and executive transition agreement are also described elsewhere in this proxy statement.
Our Vilebrequin subsidiary has made sales of its products to Nikki Beach, an operator of beach clubs and related retail stores, since 2015. Thomas Brosig, one of our directors, became President of the beach club branch of Nikki Beach in 2017. This branch operates high-end beach clubs in beach resort areas. The retail portion of Nikki Beach is a separate company that operates retail stores adjacent to the beach clubs, with common ownership of the beach club and retail businesses. Vilebrequin operates on a calendar year basis and sales of Vilebrequin product to Nikki Beach in the year ended December 31, 2017 amounted to €120,653, equivalent to $136,301 based on the exchange rate as of December 31, 2017. Mr. Brosig is not involved in the purchase of products from Vilebrequin by Nikki Beach retail and does not have an equity interest in either Nikki Beach company. Mr. Brosig was not involved in the establishment or negotiation of, and received no special benefits from, any of the sales of product by Vilebrequin to Nikki Beach. After consideration of these matters, our Board of Directors affirmatively determined that these transactions did not impact Mr. Brosig’s status as an independent director and do not constitute a material relationship with G-III.
STOCKHOLDER PROPOSALS
All stockholder proposals that are intended to be presented at our Annual Meeting of Stockholders to be held in 2019 must be received by us no later than January 9, 2019 for inclusion in the Board of Directors’ Proxy Statement and form of proxy relating to that meeting. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.
Any stockholder who intends to nominate a person for election to the Board of Directors or propose any other matter to be acted upon at the Annual Meeting of Stockholders to be held in 2019 (but not include such proposal in the Board of Directors’ Proxy Statement and form of proxy) must inform us no later than March 16, 2019. If notice is not provided by that date, the persons named in the proxy for the 2019 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2018 Annual Meeting. All notice should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

For the nomination of any person to the Board of Directors, a the notice must set forth (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the number of shares of capital stock of G-III which are owned of record and beneficially by the nominee (if any), (d) such other information concerning the nominee as would be required to be disclosed in a Proxy Statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (e) the consent of the nominee to being named in the Proxy Statement as a nominee and to serving as a director if elected, and (f) as to the proposing stockholder: (i) the name and address of the proposing stockholder as they appear on G-III’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (ii) the class and number of shares of G-III which are owned by the proposing stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the proposing stockholder’s notice, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the proposing stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder’s notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of G-III, (v) a representation that the proposing stockholder is a holder of record of shares of G-III entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (vi) a representation whether the proposing stockholder intends to deliver a Proxy Statement and/or form of proxy to holders of G-III’s outstanding capital stock and/or otherwise to solicit proxies from stockholders in support of the nomination. G-III may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of G-III or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
For all business other than director nominations, the notice must set forth as to each matter the proposing stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (c) the information as to the proposing stockholder required by section (f) in the preceding paragraph.

OTHER BUSINESS
The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.
The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.
By Order of the Board of Directors
WAYNE S. MILLER
Secretary
New York, New York
May 11, 2018
A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: G-III APPAREL GROUP, LTD., ATTENTION: INVESTOR RELATIONS, 512 SEVENTH AVENUE, NEW YORK, NEW YORK 10018.

G-III APPAREL GROUP, LTD. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: The Board of Directors Recommends a Vote FOR all listed nominees for directors in Proposal 1, and FOR Proposals 2 and 3. 1. Election of 01 Morris Goldfarb 05 Jeffrey Goldfarb 09 Willem Van Bokhorst Vote FOR Vote WITHHELD directors: 02 Sammy Aaron 06 Jeanette Nostra 10 Cheryl L. Vitali all nominees from all nominees 03 Thomas J. Brosig 07 Laura Pomerantz 11 Richard White (except as marked) 04 Alan Feller 08 Allen Sirkin Please fold here – Do not separate (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Advisory Vote to approve the compensation of named executive officers: For Against Abstain 3. Proposal to ratify the appointment of Ernst & Young LLP: For Against Abstain 4. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof. Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and 3. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors in Proposal No. 1, FOR Proposal No. 2 and FOR Proposal No. 3.Any and all proxies heretofore given by the undersigned are hereby revoked. Date __________________________________ Signature(s) in Box Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

G-III APPAREL GROUP, LTD. ANNUAL MEETING OF STOCKHOLDERS Thursday, June 14, 2018 G-III Apparel Group, Ltd. proxy This Proxy Is Solicited By The Board of Directors For The Annual Meeting of Stockholders To Be Held On June 14, 2018 The undersigned, a stockholder of G-III Apparel Group, Ltd. (the “Corporation”), hereby constitutes and appoints Morris Goldfarb, Wayne S. Miller and Neal S. Nackman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 14, 2018, and at any and all adjournments or postponements thereof, as follows: See reverse for voting instructions.